Exhibit 10.20

EXECUTION

MASTER REPURCHASE AGREEMENT

Dated as of June 26, 2012

Among:

CITIBANK, N.A., as Buyer,

and

PENNYMAC LOAN SERVICES, LLC, as Seller,

TABLE OF CONTENTS

1.	APPLICABILITY	1
2.	DEFINITIONS AND ACCOUNTING MATTERS	1
3.	THE TRANSACTIONS	21
4.	PAYMENTS; COMPUTATION; COMMITMENT FEE	24
5.	TAXES; TAX TREATMENT	24
6.	MARGIN MAINTENANCE	26
7.	INCOME PAYMENTS	26
8.	SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT	27
9.	CONDITIONS PRECEDENT	30
10.	RELEASE OF PURCHASED LOANS	34
11.	RELIANCE	34
12.	REPRESENTATIONS AND WARRANTIES	34
13.	COVENANTS	40
14.	REPURCHASE DATE PAYMENTS	52
15.	REPURCHASE OF PURCHASED Loans	52
16.	RESERVED	53
17.	ACCELERATION OF REPURCHASE Date	53
18.	EVENTS OF DEFAULT	53
19.	REMEDIES	57
20.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	60
21.	NOTICES AND OTHER COMMUNICATIONS	60
22.	USE OF EMPLOYEE PLAN ASSETS	60
23.	INDEMNIFICATION AND EXPENSES	60
24.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS	62
25.	REIMBURSEMENT	62
26.	FURTHER ASSURANCES	62
27.	TERMINATION	62
28.	SEVERABILITY	62
29.	BINDING EFFECT; GOVERNING LAW	62
30.	AMENDMENTS	63
31.	RESERVED.	63
32.	SURVIVAL	63
33.	CAPTIONS	63
34.	COUNTERPARTS; ELECTRONIC SIGNATURES	63
35.	SUBMISSION TO JURISDICTION; WAIVERS	63
36.	WAIVER OF JURY TRIAL	64

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37.	ACKNOWLEDGEMENTS	64
38.	HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS	64
39.	ASSIGNMENTS; PARTICIPATIONS	64
40.	SINGLE AGREEMENT	65
41.	INTENT	66
42.	CONFIDENTIALITY	66
43.	SERVICING	66
44.	PERIODIC DUE DILIGENCE REVIEW	68
45.	SET-OFF	68
46.	ENTIRE AGREEMENT	69

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ANNEX I

SCHEDULES

SCHEDULE 1	Representations and Warranties re: Loans

SCHEDULE 2	Filing Jurisdictions and Offices

SCHEDULE 3	Subsidiaries

SCHEDULE 4	Relevant States

SCHEDULE 5	Other Indebtedness

EXHIBITS

EXHIBIT A	Form of Monthly and Quarterly Certification

EXHIBIT B	Reserved

EXHIBIT C	Reserved

EXHIBIT D	Reserved

EXHIBIT E	Reserved

EXHIBIT F	Required Fields for Servicing Transmission

EXHIBIT G	Required Fields for Loan Schedule

EXHIBIT H	Form of Confidentiality Agreement

EXHIBIT I	Form of Instruction Letter

EXHIBIT J	Reserved

EXHIBIT K	Form of Security Release Certification

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MASTER REPURCHASE AGREEMENT, dated as of June 26, 2012, by and between PENNYMAC LOAN SERVICES, LLC, a Delaware limited liability company, as seller (the “Seller”) and CITIBANK, N.A., a national banking association as buyer (“Buyer”, which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (“Agent”).

1.                                      APPLICABILITY

Buyer shall, with respect to the Committed Amount and may, with respect to the Uncommitted Amount, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which Seller transfers to Buyer Eligible Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Loans at a date certain, against the transfer of funds by Seller.  Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.                                      DEFINITIONS AND ACCOUNTING MATTERS

(a)           Defined Terms. As used herein, the following terms have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” shall mean with respect to any Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions that service mortgage loans of the same type as the Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with FHA Regulations, VA Regulations, Ginnie Mae, Freddie Mac and Fannie Mae servicing practices and procedures for MBS pool mortgages, as defined in the FHA, VA, Ginnie Mae, Freddie Mac and Fannie Mae servicing guides including future updates, and in a manner at least equal in quality to the servicing Seller or Seller’s designee provides to mortgage loans and real estate owned properties which it owns in its own portfolio.

“Additional Amount” shall have the meaning provided in Section 5(a).

“Additional Purchased Loans” shall have the meaning provided in Section 6(a).

“Adjustable Rate Loan” shall mean a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjusted Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, the excess of such Person’s total assets (net of goodwill and intangible assets, including mortgage servicing rights) over its total liabilities, calculated in accordance with GAAP as reflected on such Person’s financial statements.

“Adjustment Date” shall mean with respect to each Adjustable Rate Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the  Note.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that (i) only wholly owned Subsidiaries of the Guarantor and (ii) any Person in which Seller has possession, directly or indirectly, of the power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, through the ownership of voting securities, shall be deemed an Affiliate of Seller or Guarantor for the purposes of this Agreement

“Agency” means FHA, VA, Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

“Agent” shall have the meaning set forth in the preamble to this Agreement.

“Agreement” shall mean this Master Repurchase Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, further supplemented or otherwise modified from time to time.

“ALTA” shall mean the American Land Title Association.

“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.

“Applicable Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

“Back-End DTI Ratio” shall mean with respect to a Loan, the ratio of (i) the Mortgagor’s monthly debt payments, including housing and other debt, to (ii) the Mortgagor’s gross monthly income, determined in accordance with the Underwriting Guidelines.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Best’s” shall mean Best’s Key Rating Guide, as the same shall be amended from time to time.

“Binding Jumbo Takeout Commitment” shall mean with respect to a Jumbo Loan, an irrevocable commitment issued by a Takeout Investor in favor of Seller pursuant to which such Takeout Investor pre-approves such Jumbo Loan and agrees to purchase such Jumbo Loan at a specific price on a forward delivery basis acceptable to Buyer in its sole discretion.

“BPO” shall mean, with respect to a Loan, a broker’s price opinion prepared by a duly licensed real estate broker who has no interest, direct or indirect, in the Loan or in the Seller or any Affiliate of the Seller and whose compensation is not affected by the results of the broker’s price opinion and which valuation indicates the expected proceeds for a sale of the related Mortgaged Property and, includes certain assumptions, including those as to the condition of the interior of the applicable Mortgaged Property and expected marketing time.  Each BPO shall take into account at least three (3) sales of comparable Loans, and at least three (3) listings of comparable Loans.

“BPO Value” shall mean with respect to a Loan, the value of such Loan set forth in the most recently obtained BPO.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, banking and savings and loan institutions in the States of New York or California, the City of New York or the city or state in which Custodian’s offices are located are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, including (where applicable) uncertificated membership interests in a limited liability company.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” shall mean the occurrence of any of the following: (a) with respect to Seller or the Guarantor, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock of Seller or the Guarantor if after giving effect to such acquisition such Person or Persons owns twenty percent (25%) or more of such outstanding shares of voting stock, (b) Guarantor ceases to directly or indirectly own and control, of record and beneficially, 100% of the Equity Interests of Seller or any of Guarantor’s wholly owned Subsidiaries, including but not limited to those Persons identified on Schedule 3 attached hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the account identified in the Collection Account Control Agreement.

“Collection Account Control Agreement” shall mean the collection account control agreement to be entered into by Buyer, Seller and the Control Bank in form and substance acceptable to Buyer to be entered into with respect to the Collection Account as of the date hereof.

“Combined Loan-to-Value Ratio” or “CLTV” shall mean with respect to any Loan, the ratio of (i) the original outstanding principal amount of the Loan and any other loan which is secured by a lien on the related Mortgaged Property to (ii) the lesser of (a) the Appraised Value of the Mortgaged Property at the origination of such Loan, or (b) if the Mortgaged Property was purchased by the Mortgagor within twelve (12) months of the origination of the Loan, the purchase price of the Mortgaged Property.

“Commitment Fee” shall have the meaning assigned to it in the Pricing Side Letter.

“Commitment Fee Percentage” shall have the meaning assigned to it in the Pricing Side Letter.

“Committed Amount” shall mean $150,000,000.

“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Control Bank” shall mean Citibank, N.A.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, among Seller, Buyer and Custodian as the same may be amended, modified and supplemented and in effect from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company, or such other entity agreed upon by Buyer and Seller from time to time, or its successors and permitted assigns.

“Custodian Loan Transmission” shall have the meaning assigned thereto in the Custodial Agreement.

“Default” shall mean an Event of Default or any event that, with the giving of notice or the passage of time or both, could become an Event of Default.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 44 hereof with respect to any or all of the Loans, Seller or related parties, as desired by Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 9(a) have been satisfied.

“Electronic Tracking Agreement” shall mean the electronic tracking agreement among Buyer, Seller, MERSCORP Holdings, Inc. and MERS, dated as of the date hereof.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof.  An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

“Environmental Laws” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy or rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.

“Equity Interests” shall mean with respect to any Person, (a) any share or interest in Capital Stock (including any participation interest or divided ownership or profit sharing interest however denominated) in such Person, whether voting or nonvoting, and whether or not such share, warrant, option right or other interest is authorized or otherwise existing as of any date of determination, (b) any warrant, option or other right for the purchase or acquisition from such Person of any share or interest described in (a) above, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership interest in such Person (including partnership, member or trust interests therein).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any Affiliate, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which Seller is a member.

“Escrow Payments” shall mean, with respect to any Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage or any other document.

“Event of Default” shall have the meaning provided in Section 18 hereof.

“Excluded Taxes” shall mean any income taxes, branch profits taxes, franchise taxes, or other taxes measured by or enforced on gross receipts or net income that is imposed by the United States, a state, a foreign jurisdiction under the laws of which Buyer is organized,  maintains its applicable lending office, or has a present or former connection, and any political subdivision of any of the foregoing.

“Executive Order” shall mean Executive Order 13224— Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Exception” shall have the meaning assigned thereto in the Custodial Agreement.

“Exception Report” shall mean the exception report prepared by Custodian pursuant to the Custodial Agreement.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“Fannie Mae Aged Loan” shall mean a Loan (i) in respect of which the related Takeout Investor is Fannie Mae and (ii) that (x) is subject to outstanding Transactions hereunder and/or (y) was subject to any REIT Agency Agreement Transaction, for between thirty-one (31) calendar days (whether or not consecutive) and forty-five (45) calendar days (whether or not consecutive) in the aggregate.

“Fannie Mae Guides” shall mean the Fannie Mae Seller’s Guide, the Fannie Mae Servicing Guide and all amendments and additions thereto.

“FHA” shall mean the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA 203(k) Loan” shall mean a loan for the rehabilitation and/or repair of a single family residential property in accordance with the FHA 203(k) program.

“FHA Approved Mortgagee” shall mean an institution which is (i) with respect to Seller (and any Subservicer if applicable) approved by FHA to act as servicer and mortgagee of record pursuant to FHA Regulations, (ii) with respect to Penny Mac Corp. approved by FHA to purchase, own and sell FHA Loans pursuant to FHA Regulations and (iii) with respect to any Qualified Originator approved by FHA to originate FHA Loans and to act as servicer and mortgagee of record pursuant to FHA Regulations.

“FHA Insurance Contract” shall mean the contractual obligation of FHA respecting the insurance of an FHA Loan pursuant to the National Housing Act, as amended.

“FHA Loan” shall mean a Loan that is the subject of an FHA Insurance Contract as evidenced by a Mortgage Insurance Certificate.

“FHA Regulations” shall mean the regulations promulgated by HUD under the National Housing Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, Circulars, Notices and Mortgagee Letters.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“Freddie Mac Guides” shall mean the Freddie Mac Seller/Servicer Guide, and all amendments and additions thereto.

“Front-End DTI Ratio” shall mean with respect to a Loan, the ratio of (i) the Mortgagor’s monthly housing-related debt payments, to (ii) the Mortgagor’s gross monthly income, determined in accordance with the Underwriting Guidelines.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.

“Ginnie Mae” shall mean the Government National Mortgage Association, or any successor thereto.

“Ginnie Mae Aged Loan” shall mean a Loan (i) in respect of which the related Takeout Investor is Ginnie Mae and (ii) that (x) is subject to outstanding Transactions hereunder and/or (y) was subject to any REIT Agency Agreement Transaction, for between thirty-one (31) calendar days (whether or not consecutive) and forty-five (45) calendar days (whether or not consecutive) in the aggregate.

“Ginnie Mae Guides” shall mean the Ginnie Mae Handbook 5500.3 and all amendments and additions thereto.

“Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Gross Margin” shall mean with respect to each Adjustable Rate Loan, the fixed percentage amount set forth in the related Note and the Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Note to determine the new Mortgage Interest Rate for such Loan.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Private National Mortgage Acceptance Company, LLC, its successors and permitted assigns.

“Guaranty” shall mean the Guaranty Agreement, dated as of the date hereof, by Guarantor in favor of Buyer, as such agreement may be amended or modified from time to time in accordance with its terms.

“Guidelines” shall mean the Freddie Mac Guides, the Fannie Mae Guides or the Ginnie Mae Guides, as applicable, as such guides have been amended from time to time with respect to Seller.

“High Cost Loan” shall mean a Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

“Income” shall mean, with respect to any Purchased Loan or Security at any time, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the liquidation or securitization of such Purchased Loan or other disposition thereof), rent and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Loan or Security.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Index” shall mean with respect to each Adjustable Rate Loan, the index identified on the related Loan Schedule and set forth in the related Note for the purpose of calculating the interest rate thereon.

“Instruction Letter” shall mean a letter agreement between Seller and each Subservicer or interim servicer of Purchased Loans substantially in the form of Exhibit I attached hereto, in which such Persons acknowledge Buyer’s ownership interest in the Purchased Loans, and agree to remit any collections with respect to such Purchased Loans to the Collection Account or as Buyer may otherwise direct from time to time, which Instruction Letter may be delivered by Buyer to such Subservicer in its sole discretion.

“Insurance Proceeds” shall mean with respect to each Purchased Loan, proceeds of insurance policies insuring such Purchased Loan or the related Mortgaged Property, as applicable.

“Intercreditor Agreement” shall mean that certain amended and restated intercreditor agreement,  entered into by and among Seller, Bank of America, N.A., Credit Suisse First Boston Mortgage Capital

LLC and Buyer, as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Interest Period” shall mean, with respect to any Transaction, the period commencing on the Purchase Date with respect to such Transaction and ending on the calendar day prior to the related Repurchase Date.

“Interest Rate Adjustment Date” means with respect to each Adjustable Rate Loan, the date, specified in the related Note and the Loan Schedule, on which the Mortgage Interest Rate is adjusted.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Joint Account Control Agreement” shall mean that certain amended and restated joint account control agreement, entered into by and among Deutsche Bank National Trust Company, as depositary bank and paying agent, Seller, Bank of America, N.A., Credit Suisse First Boston Mortgage Capital LLC and Buyer, as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Joint Securities Account Control Agreement” shall mean that certain amended and restated joint securities account control agreement, entered into by and among Deutsche Bank National Trust Company, as securities intermediary, Seller, Bank of America, N.A., Credit Suisse First Boston Mortgage Capital LLC and Buyer, as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Jumbo Loan” shall mean a first lien Loan which conforms with all requirements (other than conforming balance limitations) of Fannie Mae and Freddie Mac, each as in effect as of the related Purchase Date.

“LIBO Base Rate” means the rate determined daily by Buyer on the basis of the “BBA’s Interest Settlement Rate” offered for one-month U.S. dollar deposits, as such rate appears on Bloomberg L.P.’s page “BBAM” as of 11:00 a.m. (London time) on such date (rounded to five decimal places) provided that if such rate does not appear on Bloomberg L.P.’s page “BBAM” as of such time on such date, the rate for such date will be the rate determined by reference to the most recently published rate on Bloomberg L.P.’s page “BBAM”; provided further that if such rate is no longer set on Bloomberg L.P.’s page “BBAM”, the rate of such date will be determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its sole discretion, which rates have performed or are expected by Buyer to perform in a manner substantially similar to the rate appearing on Bloomberg L.P.’s page “BBAM”, and which rate will be communicated to Seller.  Notwithstanding anything to the contrary herein, Buyer shall have the sole discretion to re-set the LIBO Base Rate on a daily basis.

“LIBO Rate” shall mean with respect to each Interest Period pertaining to a Transaction, a rate per annum determined by Buyer in its sole discretion in accordance with the following formula (rounded to five decimal places), which rate as determined by Buyer shall be conclusive absent manifest error by Buyer:

LIBO Base Rate

1.00 — LIBO Reserve Requirements

The LIBO Rate shall be calculated on each Purchase Date and Repurchase Date commencing with the first Purchase Date.

“LIBO Reserve Requirements” shall mean for any Interest Period for any Transaction, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements applicable to Buyer in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Governmental Authority. As of the Effective Date, the LIBO Reserve Requirements shall be deemed to be zero.  Buyer will provide Seller no less than 30 days prior written notice of implementation of any change in LIBO Reserve Requirements.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Liquidity” means with respect to any Person, the sum of (i) its unrestricted cash, plus (ii) its unrestricted Cash Equivalents, plus (iii) the aggregate amount of unused capacity available to such Person (taking into account applicable haircuts) under committed mortgage loan warehouse and servicer advance facilities for which such Person has unencumbered eligible collateral to pledge thereunder.

“Loan” shall mean a first lien mortgage loan, which Custodian has been instructed to hold for Buyer pursuant to the Custodial Agreement, and which Loan includes, without limitation, (i) a Note, the related Mortgage and all other Loan Documents, (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage and (iii) the related Servicing Rights.

“Loan Data Transmission” shall mean a computer tape or other electronic medium generated by or on behalf of Seller and delivered or transmitted to Buyer and Custodian which provides information relating to the Loans, including the information set forth in the related Loan Schedule, in a format acceptable to Buyer.

“Loan Documents” shall mean, with respect to a Loan, the documents comprising the Mortgage File for such Loan.

“Loan Guaranty Certificate” shall mean the certificate evidencing a VA Loan Guaranty Agreement.

“Loan Loss Reserves” shall mean funds held by a Seller Party to cover potential losses in connection with the mortgage loans owned in such Person’s portfolio, including without limitation any amounts required to be maintained and held as a loan loss reserve in accordance with GAAP and any other regulatory requirement applicable to such Person.

“Loan Schedule” shall mean a hard copy or electronic format incorporating the fields identified on Exhibit G, which shall include with respect to each Loan to be included in a Transaction without limitation: (i) the Loan number, (ii) the Mortgagor’s name, (iii) the original principal amount of the Loan, (iv) the current principal balance of the Loan and (v) any other information required by Buyer and any other additional information to be provided pursuant to the Custodial Agreement.

“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Loan, the ratio of the outstanding principal amount of such Loan at the time of origination to the lesser of (a) the Appraised Value of the Mortgaged Property at the origination of such Mortgage Loan or (b) if the Mortgaged Property was purchased within twelve (12) months of the origination of the Loan, the purchase price of the related Mortgaged Property.

“Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Market Value” shall mean the value, determined by Buyer in its sole discretion, of the Loans (including the related Servicing Rights) if sold in their entirety to a single third-party purchaser taking into account the fact that the Loans may be sold under circumstances in which Seller and/or the servicer of the Loans is in default under this Agreement. Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer. Buyer shall have the right to mark to market the Loans on a daily basis which Market Value with respect to one or more of the Loans may be determined to be zero. Seller acknowledges that Buyer’s determination of Market Value is for the limited purpose of determining the value of Purchased Loans which are subject to Transactions hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Loans achieved by obtaining competing bids in an orderly market in which the originator/servicer is not in default under a revolving debt facility and the bidders have adequate opportunity to perform customary loan (or property, as applicable) and servicing due diligence.  For the purpose of determining the related Market Value, Buyer shall have the right to request at any time from Seller, an updated valuation for each Loan, in a form acceptable to Buyer in its sole discretion.  The Market Value shall be deemed to be zero with respect to each Loan for which such valuation is not provided.  The Market Value shall be deemed to be zero with respect to each Loan that is not an Eligible Loan.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of Seller or Guarantor, (b) the ability of Seller or Guarantor to perform its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any of the Program Documents, (d) the rights and remedies of Buyer under any of the Program Documents, (e) the timely repurchase of the Purchased Loans or payment of other amounts payable in connection therewith or (f) the Purchased Items.

“Materials of Environmental Concern” shall mean any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any Environmental Law.

“Maximum Aggregate Purchase Price” shall mean the sum of (i) the Committed Amount and (ii) in Buyer’s sole discretion, the Uncommitted Amount.

“Maximum Mortgage Interest Rate” shall mean with respect to each Adjustable Rate Loan, a rate that is set forth on the related Loan Schedule and in the related Note and is the maximum interest rate to which the Mortgage Interest Rate on such Loan may be increased on any Adjustment Date.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS Identification Number” shall mean the eighteen digit number permanently assigned to each MERS Loan.

“MERS Loan” shall mean any Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Note, and which is identified as a MERS Loan on the related Loan Schedule.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Note for an Adjustable Rate Loan.

“Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a first lien on the fee simple or leasehold estate in such real property and secures the Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Insurance Certificate” shall mean the certificate evidencing a FHA Insurance Contract.

“Mortgage Interest Rate” means the annual rate of interest borne on a Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Note.

“Mortgagee” shall mean the record holder of a Note secured by a Mortgage.

“Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by either Seller or any ERISA Affiliate or as to which either Seller or any ERISA Affiliate has any actual or potential liability or obligation and that is covered by Title IV of ERISA.

“MV Margin Amount” shall mean, with respect to any Transaction, as of any date of determination, the amount obtained by application of the MV Margin Percentage to the Repurchase Price for such Transaction as of such date.

“MV Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Net Income” shall mean, for any period, the net income of any Person for such period as determined in accordance with GAAP.

“Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

“Nonbinding Jumbo Takeout Agreement” shall mean a flow loan purchase and sale arrangement with a Takeout Investor acceptable to Buyer in its sole discretion, pursuant to which such Takeout Investor may purchase Jumbo Loans on a forward delivery basis.

“Note” shall mean, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.

“Obligations” shall mean (a) all of Seller’s obligations to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities (including, without limitation, the Commitment Fee) of Seller to Buyer, its Affiliates, Custodian or any other Person arising under, or in connection with, the Program Documents or directly related to the Purchased Loans, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Loan, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer pursuant to the Program Documents.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Compliance Certificate” shall mean an officer’s certificate signed by a Responsible Officer of Seller substantially in the form of Exhibit B attached hereto.

“Participants” shall have the meaning assigned thereto in Section 39 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or, in the case of a Plan subject to Title IV of ERISA, any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“PMI Policy” or “Primary Insurance Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

“Post-Default Rate” shall mean, in respect of the Repurchase Price for any Transaction or any other amount under this Agreement, or any other Program Document that is not paid when due to Buyer

(whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum equal to the rate set forth in the Pricing Side Letter.

“Price Differential” shall mean, with respect to each Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.

“Pricing Side Letter” shall mean the pricing side letter, dated as of the date hereof, between Seller and Buyer, as the same may be amended, supplemented or modified from time to time.

“Principal” shall have the meaning assigned thereto in Annex I.

“Program Documents” shall mean this Agreement, the Custodial Agreement, the Guaranty, any Servicing Agreement, the Electronic Tracking Agreement, the Pricing Side Letter, the Intercreditor Agreement, the Joint Securities Account Control Agreement, the Joint Account Control Agreement, all Instruction Letters, if any, the Collection Account Control Agreement and any other agreement entered into by Seller, on the one hand, and Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Prohibited Jurisdiction” shall mean any country or jurisdiction, from time to time, that is the subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by any Governmental Authority of the United States.

“Prohibited Person” shall mean any Person:

(i)            listed in the Annex to (the “Annex”), or otherwise subject to the provisions of, the Executive Order;

(ii)           that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          with whom the Buyer is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)          who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)           that is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(vi)          who is an Affiliate of a Person listed above.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean, with respect to each Transaction, the date on which Purchased Loans are sold by Seller to Buyer hereunder.

“Purchase Notice” shall mean Buyer’s agreement to enter into a Transaction requested by Seller pursuant to a Transaction Notice. Such Purchase Notice shall specify the Loans that Buyer has agreed to purchase from Seller in such Transaction, the related Purchase Date and Repurchase Date, the related Purchase Price for such Transaction, the fields set forth on Annex 1 to the Custodial Agreement and any other terms of such Transaction agreed upon between Seller and Buyer.

“Purchase Price” shall have the meaning set forth in the Pricing Side Letter.

“Purchased Items” shall have the meaning assigned thereto in Section 8 hereof.

“Purchased Loans” shall mean any Loans sold by Seller to Buyer in a Transaction, together with the related Records, the related Servicing Rights (which, for the avoidance of doubt, were sold by Seller and purchased by Buyer on the related Purchase Date), the portion of the Security related to such Loans, the related Takeout Commitment and the related Trade Assignment, if any, and with respect to each Loan, any related FHA Insurance Contract, any related VA Loan Guaranty Agreement, Seller’s rights under any takeout commitment related to the Loans and other Purchased Items with respect to the Loans, such other property, rights, titles or interest as are specified on a Purchase Notice, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing.

“Qualified Insurer” shall mean an insurance company duly qualified as such under the laws of each state in which any Mortgaged Property is located, duly authorized and licensed in each such state to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by Fannie Mae and Freddie Mac and whose claims paying ability is rated in the two highest rating categories by any of the rating agencies with respect to primary mortgage insurance and in the two highest rating categories by Best’s with respect to hazard and flood insurance.

“Qualified Originator” shall mean those correspondent originators of PennyMac Corp. that originate mortgage loans for PennyMac Corp. in accordance with PennyMac Corp.’s Underwriting Guidelines and have not otherwise been disapproved by Buyer in writing.

“Quality Control Program” shall have the meaning assigned to such term in Section 13(pp).

“Records” shall mean, with respect to any Purchased Loan, the Loan Documents and the Servicing Records.

“REIT Agency Agreement” shall mean that Master Repurchase Agreement dated as of May 24, 2012, as amended (the “REIT Agency Repurchase Agreement”), among PennyMac Corp., as a seller, PennyMac Loan Services, LLC, as servicer and Citibank, N.A., as buyer.

“REIT Agency Agreement Transaction” shall mean a Transaction as defined in the REIT Agency Agreement.

“REIT Agency Loan” shall mean a Loan that prior to its inclusion in any Transaction hereunder, was subject to a REIT Agency Agreement Transaction.

“Related Credit Enhancement” shall have the meaning assigned to such term in Section 8(a).

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .23, .24, .28, .29, .31, or .32 of PBGC Reg. § 4043 (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code).

“Repurchase Date” shall mean the date occurring on the earliest of (i) the 12th day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) any other Business Day set forth in the related Purchase Notice, (iii) the date determined by application of Section 19, as applicable, or (iv) the Termination Date.  In no event shall the Repurchase Date for any Transaction occur after the Termination Date.

“Repurchase Price” shall mean the price at which Purchased Loans are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price for such Purchased Loans and the Price Differential as of the date of such determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or interpretation thereof or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“Restricted Payments” shall mean with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person, whether such securities are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly.

“Rural Housing Service” shall mean the Rural Housing Service of the USDA.

“Rural Housing Service Guaranty” shall mean with respect to a USDA Loan, the agreements evidencing the guaranty of such loan by the Rural Housing Service.

“Section 404 Notice” shall mean the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a mortgage loan to the related Mortgagor within thirty (30) days after the date on which such mortgage loan is sold or assigned to such creditor.

“Securities Laws” shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board.

“Security” means a fully-modified pass-through mortgage-backed security, including a participation certificate, that is (i) (a) guaranteed by Ginnie Mae or (b) issued by Fannie Mae or Freddie Mac and (ii) backed or collateralized by, or representing an interest in, a pool of Loans.

“Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit K hereto.

“Seller Party” shall have the meaning provided in Section 12.

“Servicer” shall mean Seller in its capacity as servicer of the Loans, or another servicer of the Loans approved by Buyer.

“Servicing Agreement” shall have the meaning provided in Section 43(c) hereof.

“Servicing Delivery Requirement” shall have the meaning assigned thereto in Section 13(hh).

“Servicing File” shall mean with respect to each Loan, the file retained by Seller (in its capacity as Servicer) consisting of all documents that a prudent originator and servicer would have, including copies of the Loan Documents, all documents necessary to document and service the Loans, including FHA and VA approval and any and all documents required to be delivered pursuant to any of the Program Documents.

“Servicing Records” shall have the meaning assigned thereto in Section 43(b) hereof.

“Servicing Rights” shall mean contractual, possessory or other rights of Seller or any other Person to service a Loan, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Purchased Loan or to possess related Servicing Records, including the right to terminate any servicing agreement without cause and free and clear of any obligations (including the obligation to repay or reimburse any servicing advances), costs or fees.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format acceptable to the parties containing the information identified on Exhibit F.

“Subservicer” shall have the meaning provided in Section 43(c) hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taxes” shall mean any taxes, levies, imposts, and similar deductions, charges or withholdings, and all liabilities for penalties, interest and additions to tax with respect thereto, imposed by any Governmental Authority, other than Excluded Taxes and Other Taxes.

“Takeout Commitment” shall mean, (i) with respect to any Loan (other than a Jumbo Loan), (a)  an irrevocable commitment issued by a Takeout Investor in favor of Seller pursuant to which such Takeout Investor agrees to purchase such Loan or a Security at a specific price on a forward delivery basis acceptable to Buyer in its sole discretion, (b) an assignable commitment issued by an Agency in favor of Seller pursuant to which such Agency, as applicable, agrees to (1) purchase such Loan at a specific or formula price on a forward delivery basis or (2) swap, exchange or sell a Security for one or more identified Loans, or (c) an assignable commitment issued by a Takeout Investor in favor of Seller pursuant to which the Takeout Investor, as applicable, agrees to purchase a Security from Seller, which such commitments in any case of (a)-(c) above, shall be enforceable and in full force and effect, and shall be, upon request by Buyer, validly and effectively assigned to Buyer pursuant to a Trade Assignment and (ii) with respect to any Jumbo Loan, either a Nonbinding Jumbo Takeout Agreement or a Binding Jumbo Takeout Commitment.

“Takeout Investor” shall mean (i) with respect to a Loan other than a Jumbo Loan, Fannie Mae, Freddie Mac, or another third party investor acceptable to Buyer, which has agreed to purchase such Loan or Security pursuant to a Takeout Commitment, and (ii) with respect to a Jumbo Loan, a third party investor acceptable to Buyer which has agreed to purchase such Jumbo Loan pursuant to a Takeout Commitment.

“Tangible Net Worth” shall mean, with respect to any Person as of any date of determination, the consolidated Net Worth of such Person and its Subsidiaries, less the consolidated net book value of all assets of such Person and its subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, deferred taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that residual securities issued by such Person or its Subsidiaries shall not be treated as intangibles for purposes of this definition.

“Termination Date” shall mean June 25, 2013, or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period, less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP and less the amount of any non-recourse debt, including any securitization debt.

“Trade Assignment” means an assignment to Buyer of a forward trade between the Takeout Investor and Seller with respect to one or more Purchased Loans and/or Securities, together with the related trade confirmation from the Takeout Investor to Seller that has been fully executed, is enforceable and is in full force and effect and confirms the details of such forward trade.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” shall mean Seller’s request to enter into a Transaction delivered to Buyer pursuant to the terms of this Agreement, specifying the Loans that Seller requests to sell to Buyer in such Transaction, the fields set forth on Annex 1 to the Custodial Agreement and any other loan-level details as agreed upon between Seller and Buyer. Each Transaction Notice shall be in the form of a Loan Data Transmission, or, if such Transaction Notice is provided in another format, shall have attached thereto a Loan Data Transmission.

“Transferor” shall mean the related seller or transferor of Loans to Seller.

“Trust Receipt” shall have the meaning provided in the Custodial Agreement.

“Uncommitted Amount” shall mean $50,000,000.

“Underwriting Guidelines” shall mean collectively, the underwriting guidelines of Seller and/or PennyMac Corp., as applicable, which, other than with respect to any balance limitations applicable to Jumbo Loans, comply with all current requirements of Fannie Mae, Freddie Mac, FHA and VA, in effect as of the date of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with terms of this Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USC” shall mean the United State Code, as amended.

“USDA” shall mean the United States Department of Agriculture.

“USDA Loan” shall mean a loan originated in accordance with the Rural Housing Service Section 502 Single Family Housing Guaranteed Loan Program, which loan is intended to be subject to a Rural Housing Service Guaranty.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” shall mean a lender which is approved by VA to act as a lender in connection with the origination of VA Loans.

“VA Loan” shall mean a Loan which is the subject of a VA Loan Guaranty Agreement as evidenced by a Loan Guaranty Certificate.

“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“VA Regulations” shall mean the regulations promulgated by the Veterans Administration pursuant to the Serviceman’s Readjustment Act, as amended, codified in 36 Code of Federal Regulations, and other VA issuances relating to VA Loans, including related Handbooks, Circulars and Notices.

“Valuation Agent” shall mean a qualified, unaffiliated third party (acceptable to Buyer in its sole discretion including but not limited to any independent third party appointed by the Buyer in its sole discretion pursuant to Section 43(e)) that specializes in establishing a fair market book value of servicing portfolios with respect to mortgage loans substantially similar to the Loans originated or acquired by Seller.

(b)           Accounting Terms and Determinations.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Buyer hereunder shall be prepared, in accordance with GAAP.

(c)           Interpretation.  The following rules of this subsection (c) apply unless the context requires otherwise.  A gender includes all genders.  Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.  A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement.  A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof.  A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.  A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.  A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing.  The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” is not limiting and means “including without limitation”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form.  Where Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise.  At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer and Seller, and is the product of all parties.  In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself.  Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion.  Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, a servicer of the Purchased Loans or any other Person or the Purchased Loans themselves.

3.                                      THE TRANSACTIONS

(a)           Subject to the terms and conditions of the Program Documents, Buyer shall, with respect to the Committed Amount and may, with respect to the Uncommitted Amount, from time to time as requested by Seller, enter into Transactions with Seller such that the aggregate Purchase Price for all Purchased Loans acquired by Buyer shall not exceed the Maximum Aggregate Purchase Price. Buyer shall have the obligation, subject to the terms and conditions of the Program Documents, to enter into Transactions up to the Committed Amount and shall have no obligation to enter into Transactions up to the Uncommitted Amount, which Transactions shall be entered into in the sole discretion of Buyer. All purchases of Loans hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up to the Uncommitted Amount.

(b)           Unless otherwise agreed, Seller shall request that Buyer enter into a Transaction with  Seller by delivering (i) to Buyer and Custodian a Transaction Notice, (ii) to Buyer and Custodian an estimate of the Purchase Price for Eligible Loans to be purchased on the Purchase Date (which estimate may be included in a Transaction Notice), and (iii) to Custodian, the Mortgage Files for each such Eligible Loan proposed to be included in a Transaction by the times set forth in the Custodial Agreement, each in accordance with the times specified in the Custodial Agreement.

Each Transaction Notice shall specify the proposed Purchase Date, Purchase Price (which shall in all events be at least equal to $1,000,000 on each day that there is a Transaction), Pricing Rate and Repurchase Date.  In addition, each Transaction Notice shall set forth the related Purchase Price allocable to each individual Loan. Each Transaction Notice shall include a Loan Schedule in respect of the Loans that Seller proposes to include in the related Transaction.

Buyer shall notify Seller of its agreement to enter into a Transaction and confirm the terms of such Transaction by delivering to Seller a Purchase Notice specifying the Loans Buyer agrees to purchase on the related Purchase Date, and any other terms of the related Transaction.  In the event of a conflict between the terms set forth in the Transaction Notice delivered by Seller to Buyer and Custodian and the terms set forth in the related Purchase Notice delivered by Buyer to Seller, the terms of the related Purchase Notice shall control. In the event of a conflict between the terms set forth in this Agreement and the terms set forth in any Purchase Notice, the terms of such Purchase Notice shall control to the extent that the Purchase Notice notes such conflict and specifies that the Purchase Notice shall control.

By entering into a Transaction with Buyer, Seller consents to the terms set forth in the related Purchase Notice.  The Purchase Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and Seller with respect to the Transaction to which the Purchase Notice relates.

(c)           Pursuant to the Custodial Agreement, Custodian will be required to review any Loan Documents delivered with respect to the Loans prior to 2:00 p.m. (New York City time) on any Business Day on the same day.  In accordance with the times specified in the Custodial Agreement, Custodian will be required to deliver to Buyer, via Electronic Transmission acceptable to Buyer, Custodian Loan Transmission and an Exception Report showing the status of all Loans then held by Custodian, including but not limited to the Loans that are subject to Exceptions, and the time the related Loan Documents have been released pursuant to Sections 5(a) or 5(b) of the Custodial Agreement.  In accordance with the times specified in the Custodial Agreement, Custodian will be required to deliver to Buyer, on each Purchase Date, one or more Trust Receipts (as defined in the Custodial Agreement).  The original copies of such Trust Receipts shall be delivered to 540/580 Crosspoint Parkway, Getzville, New York 14068, Attention:

Nicole Cicero for the account of Citibank, N.A., telephone number (716) 730-8008, as agent for Buyer by overnight delivery using a nationally recognized insured overnight delivery service.

(d)           Upon Seller’s request to enter into a Transaction pursuant to Section 3(a), Buyer shall, assuming all conditions precedent set forth in this Section 3 and in Sections 9(a) and (b) have been met, and provided no Default shall have occurred and be continuing, purchase the Eligible Loans included in the related Purchase Notice by transferring to the Seller or the Seller’s designee, via wire transfer in accordance with the written wire transfer instructions provided by Seller, the Purchase Price in immediately available funds on the related Purchase Date and not later than the related time set forth in the Custodial Agreement.  Seller acknowledges and agrees that the Purchase Price paid in connection with any Purchased Loan that is purchased in any Transaction includes a mutually negotiated premium allocated to the portion of such Purchased Loans that constitutes the related Servicing Rights in connection with any Loan.

(e)           Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Base Rate:

(i)            Buyer determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBO Base Rate” in Section 2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Transactions as provided herein;

(ii)           Buyer determines, which determination shall be conclusive, that the Applicable Margin plus the relevant rate of interest referred to in the definition of “LIBO Base Rate” in Section 2 upon the basis of which the rate of interest for Transactions is to be determined is not likely to adequately cover the cost to Buyer of purchasing and holding the Loans hereunder; or

(iii)          it becomes unlawful for Buyer to enter into Transactions with a Pricing Rate based on the LIBO Base Rate;

then Buyer shall give Seller prompt notice thereof and, so long as such condition remains in effect, Buyer shall be under no obligation to purchase Loans hereunder, and Seller shall, at its option, either repurchase the Purchased Loans then subject to a Transaction or pay a Pricing Rate at a rate per annum as determined by Buyer taking into account the increased cost to Buyer of purchasing and holding the Loans.

(f)            Seller shall repurchase the related Purchased Loans from Buyer on each related Repurchase Date.  Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan.  Seller is obligated to obtain the related Purchased Loans from Buyer or its designee (including Custodian) at Seller’s expense on (or after) the related Repurchase Date.

(g)           Provided that the applicable conditions in Sections 9(a) and (b) have been satisfied and provided further no Event of Default shall have occurred and be continuing, unless Buyer is notified to the contrary not later than 11:00 a.m. New York City time at least two (2) Business Days prior to any such Repurchase Date, on each related Repurchase Date each Purchased Loan shall automatically become subject to a new Transaction.  In such event, the related Repurchase Date on which such Transaction becomes subject to a new Transaction shall become the “Purchase Date” for such Transaction. Seller shall deliver an updated Transaction Notice with respect to such Purchased Loans. For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.

(h)           If Seller intends to repurchase any Loans on any day which is not a Repurchase Date, Seller shall give prior written notice thereof to Buyer by 2:00 p.m. (New York City time) on the Business Day prior to the date of repurchase.  If such notice is given, the Repurchase Price specified in such notice shall be due and payable on the date specified therein, together with the Price Differential to such date on the amount prepaid.

(i)            If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Loans purchased pursuant to it (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the LIBO Base Rate hereunder; or

(iii)          shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.

If Buyer shall have determined that the adoption of or any change in any  Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will thereafter compensate Buyer for such reduction.

(j)            If Buyer becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Seller of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this subsection submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

4.                                      PAYMENTS; COMPUTATION; COMMITMENT FEE

(a)           Payments.  All payments to be made by Seller under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer, except to the extent otherwise provided herein, at the following account maintained by Buyer at Citibank, New  York, Account Number 36855692, For the A/C of Citibank, N.A., ABA# 021000089, Reference: PennyMac, not later than 5:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b)           Computations.  The Price Differential shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.  With respect to each Repurchase Date, Buyer shall give Seller notice of the amount of accrued Price Differential payable on such Repurchase Date at least one (1) Business Day prior to such Repurchase Date.

(c)           Commitment Fee.  Seller agrees to pay to Buyer the Commitment Fee as set forth in the Pricing Side Letter.

5.                                      TAXES; TAX TREATMENT

(a)           All payments made by Seller to Buyer under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of any current or future Taxes.  If  Seller is required by law to deduct or withhold any Taxes from or in respect of any amount payable to a Buyer hereunder, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, as promptly as possible, copies of any receipts of such Taxes paid or other evidence reasonably satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) pay to Buyer such additional amounts (an “Additional Amount”) as may be necessary so that such Buyer receives a net amount equal to the amount it would have received under this Agreement if no deduction or withholding of Taxes had been made.

(b)           In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made by Seller hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c)           Seller agrees to indemnify Buyer for the full amount of Taxes (including Additional Amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Seller with written evidence, reasonably satisfactory to Seller, of its payment of such Taxes or Other Taxes, as the case may be.

(d)           (i) Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Seller, on or prior to the date on which such Foreign Buyer becomes a party to this Agreement and any other Program Document, with two duly completed and executed copies of United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI, or any successor form prescribed by the IRS, certifying, as the case may be, that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest to zero, or that the income receivable by such Foreign Buyer under this Agreement is effectively connected with the conduct of a trade or business carried on in the United States by the Foreign Buyer.  Each Foreign Buyer will provide Seller with a new duly completed and executed IRS Form W-8BEN or W-8ECI no later than the earliest of (A) the end of the third calendar year following the calendar year in which the most recent applicable IRS Form W-8BEN or W-8ECI was properly submitted to the Seller and (B) the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in United States Treas. Reg. § 1.1441(e)(4)(ii)(D).

(ii) A Foreign Buyer shall not be entitled to receive (A) any Additional Amounts or “gross-up” of Taxes under this Agreement, or (B) any indemnification under Section 5(c) with respect to any Taxes imposed by the United States or with respect to any other liability (including penalties, interest and expenses) arising from or in respect of any Taxes withheld or deducted from, or imposed by the United States on, any payments under this Agreement, for any period with respect to which such Foreign Buyer fails to provide the Seller with the appropriate IRS Form W-8BEN or W-8ECI or other relevant documentation required to be provided pursuant to this Section 5(d) (unless the failure to provide such applicable IRS Form is due solely to a change in any Requirement of Law of  the United States prohibiting provision of the Form which occurs subsequent to the date on which a duly completed and executed IRS Form W-8BEN or W-8ECI was provided by Foreign Buyer to Seller in accordance with the requirements of this Section 5(d)).  If a Foreign Buyer becomes subject to, or bears the burden of imposition of, Taxes which such Foreign Buyer would not have become subject to or borne had it provided timely and valid IRS Forms to Seller in accordance with the requirements of this Section 5(d), Seller shall take such steps, subject to clause (B) below, as the Foreign Buyer may, in good faith, reasonably request be taken to assist such Foreign Buyer in recovering such Taxes, provided that, (A) any costs, expenses or other liabilities incurred or imposed on any party as a result of any such steps or actions taken by Seller at the request of the Foreign Buyer shall be entirely for the account of, and promptly paid in full by, such Foreign Buyer, and (B) in no event shall Seller be obligated hereunder to take any steps or actions requested by a Foreign Buyer to recover Taxes if, in Seller’s sole discretion, such steps or actions would or might have an adverse effect on Seller’s financial condition, business, legal positions, or relationships with any Governmental Authority.

(e)           Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 5 shall survive the termination of this Agreement.  Nothing contained in this Section 5 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(f)            Each party to this Agreement acknowledges that it intends, and agrees, for United States federal, state and local income and franchise tax purposes, to treat and report each Transaction as indebtedness issued by the Seller secured by the Purchased Loans and, consistent therewith, to treat and report the Purchased Loans as loans owned by Seller, in the absence of an Event of Default by Seller that is not cured.  All parties to this Agreement hereby agree to take no action inconsistent with the tax treatment and tax reporting of the Transactions and the Purchased Loans, as described above, unless and only to the extent required by applicable United States federal, state or local income or franchise tax law.

6.                                      MARGIN MAINTENANCE

(a)           If at any time the aggregate Market Value of all Purchased Loans subject to all Transactions is less than the aggregate MV Margin Amount for all such Transactions, (a “Margin Deficit”), then Buyer may, by notice to Seller, require Seller in such Transactions to transfer to Buyer cash within the time period specified in clause (b) below, so that the cash and aggregate Market Value of the Purchased Loans will thereupon equal or exceed such aggregate MV Margin Amount (such requirement, a “Margin Call”). Buyer shall deposit such cash into a non-interest bearing account until the next succeeding Repurchase Date.  Notwithstanding the foregoing, Buyer may elect in its sole discretion to permit Seller to transfer to Buyer additional Eligible Loans (“Additional Purchased Loans”) for no additional consideration or a combination of cash and Additional Purchased Loans, to cure a Margin Deficit, in either case within the time period set forth in clause (b) below.

(b)           Notice required pursuant to Section 6(a) may be given by any means provided in Section 21 hereof.  Any notice given shall be met, and the related Margin Call satisfied, within twenty-four (24) hours.  The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 6, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

7.                                      INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Loan subject to that Transaction, such Income shall be the property of Buyer.  The Seller shall cause all Income to be deposited into the Collection Account within two (2) Business Days of its receipt.  Notwithstanding the foregoing, and provided no Default has occurred and is continuing, Buyer agrees that Seller shall be entitled to receive an amount equal to all Income received in respect of the Purchased Loans, whether by Buyer, Custodian or any servicer or any other Person, which is not otherwise received by Seller, to the full extent it would be so entitled if the Purchased Loans had not been sold to Buyer; provided that any Income received by Seller while the related Transaction is outstanding shall be deemed to be held by Seller solely in trust for Buyer pending the repurchase on the related Repurchase Date; provided further that Seller shall either (i) hold all such Income in the Collection Account or (ii) at the sole option of Buyer, cause all such Income to be remitted directly to the account designated by Buyer.  Provided no Default has occurred and is continuing, Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its sole discretion), on the Repurchase Date following the date any Income is received by Buyer (or a servicer on its behalf) either (i) transfer (or permit the servicer to transfer) to Seller such Income with respect to any Purchased Loans subject to such Transaction, or (ii) if a Margin Deficit then exists, apply the Income payment to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction.  Buyer shall not be obligated to take any action pursuant to the preceding sentences (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash sufficient to eliminate such Margin Deficit, or (B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid.

8.                                      SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a)           Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Loans (including, without limitation, the related Servicing Rights) and not loans from Buyer to Seller secured by the Purchased Loans.  However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants Buyer a perfected first priority security interest in all of Seller’s rights, title and interest in and to the following property, whether now existing or hereafter acquired: (i) all Purchased Loans identified on a Purchase Notice delivered by Buyer to Seller and Custodian from time to time, (ii) all related Loan Documents, including without limitation all promissory notes, (iii) any other collateral pledged or otherwise relating to such Purchased Loans, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Loan accounting records and other books and records relating thereto, (iv) the Servicing Records, and the related Servicing Rights, (v) all rights of Seller to receive from any third party or to take delivery of any Records including without limitation any Servicing Records or other documents which constitute a part of the Mortgage File or Servicing File, (vi) the Collection Account and all Income relating to such Purchased Loans, (vii) all Loan Guaranty Certificates, other mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any Mortgage Insurance Certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Loans and all claims and payments thereunder and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (viii) all interests in real property collateralizing any Purchased Loans, (ix) all other insurance policies and insurance proceeds relating to any Purchased Loans or the related Mortgaged Property and  all Insurance Proceeds and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (x) any purchase agreements or other agreements, contracts or any related takeout commitments, including without limitation any Takeout Commitments and Trade Assignments to the extent related to Purchased Loans subject to a Transaction (including the rights to receive the related takeout price and Buyer’s pro rata interest in the Security related to Purchased Loans subject to a Transaction as evidenced by such Takeout Commitments) to the extent relating to or constituting any or all of the foregoing and all rights to receive documentation relating thereto, (xi) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing, and (xii) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”).

Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest Seller may have in the Purchased Loans and any other collateral granted by Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.  Seller further acknowledges that it has no rights to the Servicing Rights related to the Purchased Loans.  Without limiting the generality of the foregoing and for the avoidance of doubt, in the event that Seller is deemed to retain any residual Servicing Rights, Seller  grants, assigns and pledges to Buyer a first priority security interest in all of its rights, title and interest in and to the Servicing Rights as indicated hereinabove. In addition, Seller further grants, assigns and pledges to Buyer a first priority security interest in and to all Servicing Records and rights to receive Servicing Records or other documents that constitute a part of the Mortgage File or Servicing File with respect to any Purchased Loan, and all Income related to the Purchased Loans received by Seller as Servicer, and all rights to receive such Income, and all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, and together with the pledge of Servicing Rights in the immediately preceding sentence, the “Related Credit Enhancement”).  The Related Credit Enhancement is hereby pledged as further security for Seller’s Obligations to Buyer hereunder.

(b)           At any time and from time to time, upon the written request of Buyer, and at Seller’s expense, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Items and the liens created hereby.  Seller also hereby authorizes Buyer to file any such financing or continuation statement without the signature of Seller to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.  This Agreement shall constitute a security agreement under applicable law.

(c)           Seller shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 12(m) hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Purchased Items, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given Buyer at least thirty (30) days prior written notice thereof and shall have delivered to Buyer all Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed reasonably necessary by Buyer to continue its perfected status in the Purchased Items with the same or better priority.

(d)           Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, including without limitation, protecting, preserving and realizing upon the Purchased Items, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including without limitation, to protect, preserve and realize upon the Purchased Items, to file such financing statement or statements relating to the Purchased Items without Seller’s signature thereon as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i)            in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Items whenever payable;

(ii)           to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items; and

(iii)          (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct, including, without limitation, to send “goodbye” letters and Section 404 Notices on behalf of Seller and any applicable Servicer; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable. This power of attorney shall not revoke any prior powers of attorney granted by Seller.

Seller also authorizes Buyer, if an Event of Default shall have occurred and be continuing, from time to time, to execute, in connection with any sale provided for in Section 19 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

(e)           The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers.  Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

(f)            If Seller fails to perform or comply with any of its agreements contained in the Program Documents and Buyer performs or complies, or otherwise causes performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Seller to Buyer on demand and shall constitute Obligations.

(g)           Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Buyer deals with similar property for its own account. Neither Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items upon the request of Seller or otherwise.

(h)           All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and powers coupled with an interest.

(i)            At Buyer’s sole option, exercisable prospectively or retrospectively with respect to the Purchased Loans in whole or in part, and without notice to Seller or any other person, (i) the sale of the Purchased Loans to Buyer on each Purchase Date may be deemed a sale of a 100% participation interest, constituting 100% beneficial ownership, of the related Purchased Loans, in lieu of a sale to Buyer of the Purchased Loans themselves, and (ii) to such extent Seller is deemed to retain legal title to the Purchased Loans solely to service or supervise the servicing thereof, this Agreement will be deemed the related participation agreement in such event.

9.                                      CONDITIONS PRECEDENT

(a)           As conditions precedent to the initial Transaction, Buyer shall have received on or before the date on which such initial Transaction is consummated the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):

(i)            Program Documents. The Program Documents (including all exhibits, annexes and schedules related thereto) duly executed and delivered by each party thereto and being in full force and effect, free of any modification, breach or waiver.

(ii)           Organizational Documents.  A good standing certificate of Seller and the Guarantor, dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Transaction, and certified copies of the charter and by-laws (or equivalent documents) of Seller and the Guarantor, and of all corporate or other authority for Seller and the Guarantor with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by Seller from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary).

(iii)          Incumbency Certificate.  An incumbency certificate of the secretary of Seller and the Guarantor certifying the names, true signatures and titles of such Person’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder.

(iv)          Legal Opinion.  Such opinions of counsel to Seller as Buyer may require as to corporate issues, perfection and priority of security interest, “securities contract” matters, “repurchase agreement” matters and Investment Company Act issues.

(v)           Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) UCC lien searches, dated as of a recent date, in no event more than fourteen (14) days prior to the date of such initial Transaction, in such jurisdictions as shall be applicable to Seller and the Purchased Items, the results of which shall be satisfactory to Buyer.

(vi)          Fees and Expenses. Buyer shall have received all fees and expenses (including without limitation, the Commitment Fee) required to be paid by Seller on or prior to the initial

Purchase Date, which fees and expenses may be netted out of any purchase proceeds paid by Buyer hereunder.

(vii)         Financial Statements. Buyer shall have received the financial statements referenced in Sections 12(b) and 13(a).

(viii)        Underwriting Guidelines. Buyer and Seller shall have agreed upon Seller’s current Underwriting Guidelines for Loans and Buyer shall have received a copy thereof certified by a Responsible Officer of Seller.

(ix)          Consents, Licenses, Approvals, etc. Buyer shall have received copies certified by Seller of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Seller of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect, including but not limited to, evidence of Seller’s status as an FHA Approved Mortgagee and VA approval as lender, as well as FHA approval as an FHA Approved Mortgagee with respect to any Subservicer of the Loans.

(x)           Insurance. Buyer shall have received evidence in form and substance satisfactory to Buyer showing compliance by Seller as of such initial Purchase Date with Section 13(v) hereof.

(xi)          Collection Account.  Buyer shall have received evidence in form and substance satisfactory to Buyer showing the establishment of the Collection Account and compliance with the terms and conditions of the Collection Account Control Agreement.

(xii)         Servicing Agreement(s).  Buyer shall have received a copy of and approved the terms of each Servicing Agreement applicable to the Purchased Loans, in each case, as such agreement may be amended, supplemented or otherwise modified from time to time and approved by Buyer; provided, however, that Buyer’s failure to approve any such amendment, supplement or modification shall not affect the validity or enforceability of such amendment, modification or supplement or the Servicing Agreement except as it relates to the Purchased Loans, which shall continue to be serviced in accordance with the terms of such agreement without giving effect to such amendment, supplement or modification thereto.

(xiii)        Reserved.

(xiv)        Other Documents. Buyer shall have received such other documents as Buyer or its counsel may reasonably request.

(b)           The obligation of Buyer to enter into each Transaction pursuant to this Agreement (including the initial Transaction) is subject to the following further conditions precedent, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof:

(i)            No Default or Event of Default shall have occurred and be continuing.

(ii)           Both immediately prior to entering into such Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by Seller in Section 12 and Schedule 1 hereof, and in each of the other Program

Documents, shall be true and complete on and as of the Purchase Date in all material respects (in the case of the representations and warranties in Section 12(w) and Schedule 1, solely with respect to Loans which have not been repurchased by Seller) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of Buyer, Buyer shall have received an officer’s certificate signed by a Responsible Officer of Seller certifying as to the truth and accuracy of the above, which certificate shall specifically include a statement that Seller is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions.

(iii)          The then aggregate outstanding Purchase Price for all Purchased Loans, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

(iv)          Subject to Buyer’s right to perform one or more Due Diligence Reviews  pursuant to Section 44 hereof, Buyer shall have completed its Due Diligence Review of the Loan Documents for each Loan subject to such Transaction and such other documents, records, agreements, instruments, Mortgaged Properties or information relating to Seller and/or such Loans as Buyer in its reasonable discretion deems appropriate to review and such review shall be satisfactory to Buyer in its reasonable discretion.

(v)           Buyer or its designee shall have received on or before the day of a Transaction with respect to any Loans (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)                               the Transaction Notice with respect to such Purchased Loans, delivered pursuant to Section 3(a);

(B)                               the Trust Receipt with respect to such Purchased Loans, with the Purchase Notice attached;

(C)                               such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its commercially reasonable judgment;

(D)          all information requested from Sellers relating to Takeout Commitments and Trade Assignments.

(vi)          With respect to any Purchased Loan that was acquired by Seller from an Affiliate of Seller, Buyer may, in its sole discretion, require Seller to provide evidence sufficient to satisfy Buyer that such Loan was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, acceptable to Buyer in its sole discretion, that such Loan was acquired in a legal sale.

(vii)         No event beyond the control of Buyer which Buyer reasonably determines may result in Buyer’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing, shall have occurred or be continuing.

(viii)        If any Purchased Loans are serviced or interim serviced by a Person other than Servicer (a “Subservicer”), Buyer shall have received, no later than 10:00 a.m. three (3) days prior to the requested Purchase Date, an Instruction Letter in the form attached hereto as Exhibit I, executed by Seller in blank to the attention of each Subservicer and executed by such Subservicer, with the related Servicing Agreement attached thereto in form and substance acceptable to Buyer.

(ix)          Buyer shall have determined that all actions necessary or, in the reasonable opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Loans and other Purchased Items have been taken, including, without limitation, duly executing and filing Uniform Commercial Code financing statements on Form UCC-1.

(x)           Seller shall have paid to Buyer all fees and expenses owed to Buyer in accordance with this Agreement and any other Program Document including, without limitation the amount of any Commitment Fees then due and owing, and all of Buyer’s attorney fees and expenses and due diligence expenses then due and owing.

(xi)          Buyer or its designee shall have received any other documents reasonably requested by Buyer.

(xii)         There shall be no Margin Deficit at the time immediately prior to entering into a new Transaction.

(xiii)        If requested by Buyer, Seller shall have provided to Buyer copies of all due diligence (including all FICO updates, valuations, and credit and compliance related diligence) that the Seller has performed with respect to any Loans to be purchased by Buyer hereunder.

(xiv)        With respect to each Purchased Loan that is subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date, Buyer shall have received a Security Release Certification for such Purchased Loan that is duly executed by the related secured party and Seller.  If necessary, such secured party shall have filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to each Transaction and to Custodian as part of the Mortgage File.

(xv)         PennyMac Corp. shall not be in default under, have failed to perform as required under, or have otherwise breached the terms of the REIT Agency Agreement or any other Program Document (as such term is defined in the REIT Agency Agreement).

(xvi)        The Seller shall have delivered to Buyer copies of each related Servicing Agreement with respect to each Purchased Loan, including any and all amendments that materially affect the servicing of the Purchased Loans and Buyer’s interest therein.

10.                               RELEASE OF PURCHASED LOANS

Upon timely payment in full of the Repurchase Price then owing with respect to a Purchased Loan and the satisfaction of all other Obligations (if any) then outstanding, unless a Default or Event of Default shall have occurred and be continuing, then (a) Buyer shall be deemed to have terminated any security interest that Buyer may have in such Purchased Loan and any Purchased Items solely related to such Purchased Loan and (b) with respect to such Purchased Loan, Buyer shall direct Custodian to release such Purchased Loan and any Purchased Items solely related to such Purchased Loan to Seller unless such release and termination would give rise to or perpetuate a Margin Deficit.  Seller shall give at least one (1) Business Day prior written notice to Buyer if such repurchase shall occur on any date other than the Repurchase Date.

If such release and termination gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and prior to such release and termination Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6.

11.                               RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.

12.                               REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer that throughout the term of this Agreement with respect to Seller and the Guarantor, as applicable, (each, a “Seller Party”):

(a)           Existence.  Each Seller Party (a) is a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, as specified in this Agreement, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to (i) own its assets and carry on its business as now being or as proposed to be conducted and (ii) with respect to the Seller, acquire, own, sell, assign, pledge and repurchase the Purchased Loans and service and administer the Purchased Loans, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.  Seller’s tax identification number is 26-2049351.  Seller’s fiscal year is the calendar year.  No Seller Party has changed its name within the past twelve (12) months.

(b)           Financial Condition.  Each Seller Party has heretofore furnished to Buyer a copy of its audited consolidated balance sheets and the audited consolidated balance sheets of its consolidated Subsidiaries, each as at December 31, 2011 with the opinion thereon of Deloitte & Touche LLP, a copy of which has been provided to Buyer. Each Seller Party has also heretofore furnished to Buyer the related consolidated statements of income and retained earnings and of cash flows for such Seller Party and its consolidated Subsidiaries for the one year period ending December 31, 2011.  All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of such Seller Party and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. Since

December 31, 2011, there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect.  No Seller Party has any material contingent liability or liability for taxes or any long term lease or unusual forward or long term commitment, which is not reflected in the foregoing statements or notes.  Since the date of the financial statements and other information delivered to Buyer prior to the date of this Agreement, no Seller Party has sold, transferred or otherwise disposed of any material part of its property or assets (except pursuant to the Program Documents) or acquired any property or assets (including Equity Interests of any other Person) that are material in relation to the financial condition of such Seller Party.

(c)           Litigation.  There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against such Seller Party or any of its Subsidiaries or Affiliates or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect, (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated thereby, or (iii) which seeks to prevent the consummation of any Transaction.

(d)           No Breach.  Neither (a) the execution and delivery of the Program Documents, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of such Seller Party, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which such Seller Party is a party or by which any Seller Party or any Seller Party’s property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of any Seller Party, pursuant to the terms of any such agreement or instrument.

(e)           Action.  Each Seller Party has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by such Seller Party of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Program Document has been duly and validly executed and delivered by each Seller Party and constitutes a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms.

(f)            Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by any Seller Party of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Program Documents and the Liens created pursuant to this Agreement.

(g)           Taxes.  Each Seller Party has filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of such Seller Party and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of such Seller Party, adequate. Any taxes, fees and other governmental charges payable by such Seller Party in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(h)           Investment Company Act.  No Seller Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i)            No Legal Bar.  The execution, delivery and performance of this Agreement, the other Program Documents, the sales hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any Seller Party and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

(j)            Compliance with Law.  No practice, procedure or policy employed or proposed to be employed by a Seller Party in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect with respect to such Seller Party.  The execution, delivery  and performance of the Program Documents does not require compliance by any Seller Party with any “bulk sales” or similar laws.

(k)           No Default.  No Seller Party is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(l)            Collateral; Collateral Security.

(i)            Immediately prior to the sale of any Loan by Seller, Seller was the sole owner of such Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale of the Loans to Buyer hereunder and no Person has any Lien on any Loan.

(ii)           The provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Purchased Items.

(iii)          Upon receipt by Custodian of each Note, endorsed in blank by a duly authorized officer of the Seller, Buyer shall have a fully perfected first priority security interest therein, in the Purchased Loan evidenced thereby and in Seller’s interest in the related Mortgaged Property.

(iv)          Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party” and Seller as “Debtor”, and describing the Purchased Items, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Purchased Items will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Purchased Items, which can be perfected by filing under the Uniform Commercial Code.

(m)                             Chief Executive Office; Chief Operating Office.  As of the Effective Date, Seller’s chief executive office and chief operating office is located at 6101 Condor Drive, Moorpark, California 93021.

(n)                                 Location of Books and Records.  The location where Seller keeps its books and records including all computer tapes and records relating to the Purchased Items is Seller’s chief executive office.

(o)                                 True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Seller Party to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Seller Party or any of its Subsidiaries to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(p)                                 Financial Representations and Warranties. (A) Seller’s Adjusted Tangible Net Worth is greater than or equal to $25,000,000; (B) Seller’s unrestricted cash is greater than or equal to $6,375,000; (C) Seller’s residential mortgage servicing portfolio is in excess of $5,000,000,000 in un-amortized principal balance of loans; (D) the ratio of Seller’s Total Indebtedness, to Adjusted Tangible Net Worth is less than 10:1; and (E) Seller’s consolidated Net Income was equal to or greater than $1.00 for the previous calendar quarter.

(q)                                 ERISA. Each Plan which is not a Multiemployer Plan, and, to the knowledge of each Seller Party, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which any Seller Party would be under an obligation to furnish a report to Buyer under Section 13(a)(xi) hereof.  The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans.   Each Seller Party and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law at no cost to the employer (collectively, “COBRA”).

(r)                                    Licenses.  Buyer will not be required as a result of purchasing the Loans to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it is not currently so required or (ii) under any state or other jurisdiction’s consumer lending, fair debt collection or other applicable state or other jurisdiction’s statute or regulation.

(s)                                   Filing Jurisdictions/Relevant States.  As of the Effective Date, Schedule 2 sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Items that can be perfected by filing. Schedule 4 sets forth all of the states or other jurisdictions in which Seller is licensed to own and service mortgage loans or otherwise exempt from such licensing requirements.

(t)                                    Seller Approvals.  Seller is approved (i) by the FHA as an FHA Title II non-supervised lender, (ii) by Ginnie Mae as an issuer of Ginnie Mae I and II single family mortgage-backed securities, (iii) by Fannie Mae as a servicer, (iv) by Freddie Mac as a servicer and (v) by VA as a VA Approved Lender.  Seller and each Subservicer (if any) servicing any Purchased Loans hereunder has all consents, licenses and approvals necessary to service the Purchased Loans.

(u)                                 No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation of any Seller Party has a Material Adverse Effect.

(v)                                 Subsidiaries/Other Indebtedness.  All of the Subsidiaries of Seller and the wholly owned subsidiaries of Guarantor at the date hereof are listed on Schedule 3 to this Agreement.  All Indebtedness of each Seller Party (other than Indebtedness created pursuant to this Agreement) is listed on Schedule 5 to this Agreement.

(w)                               Origination and Acquisition of Loans.  The Loans were acquired by Seller, and the origination and collection practices used by Seller, PennyMac Corp. or any Qualified Originator, as applicable, with respect to the Loans have been, in all material respects legal, proper, prudent and customary in the residential mortgage loan origination and servicing business and in accordance with FHA and/or VA standards as applicable, and in accordance with the Underwriting Guidelines. All Loans are in conformity with the Underwriting Guidelines. Each of the Loans complies with the representations and warranties listed in Schedule 1 hereto.  The review and inquiries made on behalf of the Seller in connection with the making of the representations and warranties listed in Schedule 1 hereto have been made by Persons having the requisite expertise, knowledge and background to verify such representations and warranties.  Seller has no knowledge of any material fact that could reasonably lead them to expect that the Market Value of any Purchased Loan will not be obtained or realized.  Each of the Purchased Loans is an Eligible Loan.  With respect to each Purchased Loan purchased by Seller or an Affiliate of Seller from a Transferor, (a) such Purchased Loan was acquired and transferred on a true sale basis, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Loan, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller, (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, and (e) the representations and warranties made by such Transferor to Seller or such Affiliate in the related underlying sale agreement are hereby incorporated by reference and are hereby remade by the Seller to Buyer as of the related date such representations and warranties were made in the related underlying agreement.

(x)                                 No Adverse Selection.  Seller used no selection procedures that identified the Purchased Loans, when taken as a whole, as being less desirable or valuable than other comparable Loans owned by Seller.

(y)                                 Solvency; Fraudulent Conveyance.  As of the date hereof and immediately after giving effect to each Transaction, each Seller Party is and will be solvent, is able and will be able to pay and is paying its debts as they mature and does not and will not have an unreasonably small amount of capital to engage in the business in which it is engaged and proposes to engage. No Seller Party intends to incur, or believes that it has incurred, debts beyond its ability to pay such debts as they mature. No Seller Party is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Seller Party or any of its assets. Neither Seller is transferring any Loans with any intent to hinder, delay or defraud any of its creditors.

(z)                                  MERS. Servicer is a member of MERS in good standing.

(aa)                          No Broker.  No Seller Party has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement; provided, that if any Seller Party has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

(bb)                          FHA/VA.  Each of Seller, PennyMac Corp. and/or any other Qualified Originator, if applicable, is an FHA Approved Mortgagee and a VA Approved Lender in good standing to acquire, originate and service, as applicable, mortgages and has not been suspended as a mortgagee or servicer by FHA or VA as applicable.  Seller and Subservicer are not under review or investigation or have knowledge of imminent or future investigation, by FHA or VA.

(cc)                            Seller’s Internal Mortgage Tracking System.  Each printout and paper copy produced by the Seller’s internal mortgage tracking system and delivered to Buyer is true, complete and accurate.

(dd)                          USA Patriot Act; OFAC.  No Seller Party nor any of its Affiliates is a Prohibited Person and each Seller Party is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC.  No Seller Party nor any of its members, directors, executive officers, parents or Subsidiaries: (1) is subject to U.S. or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State.  Each Seller Party has established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”) (collectively, the “Anti-Money Laundering Laws”).

(ee)                            Anti-Money Laundering.  Each Seller Party has complied with all applicable Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the acquisition of each Purchased Loan for purposes of the Anti-Money Laundering Laws, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws; no Purchased Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the OFAC (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

(ff)                              Servicer Approvals; Compliance with Guidelines.  Servicer and each subservicer servicing any Purchased Loans hereunder has all consents, licenses and approvals necessary to service such Purchased Loans on behalf of each Agency and has remained at all times in compliance with the Guidelines.

(gg)                            Environmental Matters.  No Mortgaged Property contains or previously contained any Materials of Environmental Concern that constitute or constituted a violation of Environmental Laws or reasonably could be expected to give rise to liability of Seller thereunder.  No Seller has knowledge of any violation, alleged violation, non-compliance, liability or potential liability of Seller under any Environmental Law.  No Materials of Environmental Concern have been released, transported, generated, treated, stored or disposed of in violation of Environmental Laws or in a manner that could reasonably be expected to give rise to liability of Seller.

(hh)                          Financial Reporting. There has been no material weakness in, or fraud that involves management or other employees who have a significant role in, the internal controls of any Seller Party or any Affiliate thereof over financial reporting, in each case as described in the Securities Laws.

(ii)                                  No Statutory Limitations to Indebtedness.  No Seller Party is subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.

(jj)                                Fannie Mae/Freddie Mac.  Seller is a seller approved by Fannie Mae and Freddie Mac, in good standing to originate and service mortgages and has not been suspended as a mortgagee or servicer by Fannie Mae or Freddie Mac.  Seller is not under review or investigation and has no knowledge of imminent or future investigation by Fannie Mae or Freddie Mac (other than in the ordinary course of Seller’s business).

13.                               COVENANTS

Seller covenants and agrees with Buyer that during the term of this Agreement with respect to each Seller Party as applicable:

(a)                                 Financial Statements and Other Information.

Seller shall deliver to Buyer:

(i)                                     As soon as available and in any event within forty (40) days after the end of each calendar month, the consolidated balance sheets of each Seller Party and its consolidated Subsidiaries as at the end of such month, the related unaudited consolidated statements of income and retained earnings and if requested by Buyer, of cash flows for such Seller Party and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period;

(ii)                                  As soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of each Seller Party, the consolidated balance sheets of such Seller Party and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for such Seller Party and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period;

(iii)                               As soon as available and in any event within ninety (90) days after the end of each fiscal year of each Seller Party, the consolidated balance sheets of such Seller Party and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such Seller Party, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of such Seller Party and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;

(iv)                              Seller shall deliver to the Buyer the following certificates (any of which may be consolidated for any month or quarter, respectively, on the latest date as to which any such consolidated certificates for such month or quarter, respectively, are due):

(1) On or prior to the last day of each calendar month, a certificate of a Responsible Officer of each Seller Party in the form of Exhibit A attached hereto;

(2) at the time each Seller Party furnishes each set of financial statements pursuant to paragraph (ii) above, a certificate of a Responsible Officer of such Seller Party to the effect that, to the best of such Responsible Officer’s knowledge, such Seller Party during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Program Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Seller has taken or proposes to take with respect thereto); and

(3) at the time it furnishes consolidated financial statements pursuant to paragraphs (i) and (ii) above, a certificate of a Responsible Officer of each related Seller Party, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of such Seller Party and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(v)                                 From time to time at the request of Buyer, Seller shall provide Buyer with a paper or electronic copy produced by Seller’s internal mortgage tracking system reflecting that the Purchased Loans are registered in the name of Buyer within three (3) Business Days of such request;

(vi)                              From time to time such other information regarding the financial condition, operations, well being or business of any Seller Party as Buyer may reasonably request, within two (2) Business Days of such request;

(vii)                           As soon as available, and in any event within five (5) days after the date on which any audit reports with respect to Seller or its Subsidiaries are required to be delivered to HUD or any Agency, copies of any such reports, performed and delivered in compliance with all requirements of HUD or such Agency and accompanied by an opinion thereon of an independent certified public accountant, if applicable;

(viii)                        Within (i) three (3) Business Days after receipt by Seller of a request from Buyer, the servicing valuation conducted by the Seller and used to support the calculation of the servicing multiple used in determining the book value of Seller’s servicing portfolio in accordance with GAAP; and (ii) if so requested by Buyer, within (3) Business Days of its completion, the servicing valuation conducted by a Valuation Agent and used to support the calculation of the servicing multiple used in determining the book value of Seller’s servicing portfolio in accordance with GAAP;

(ix)                              Within five (5) Business Days after receipt by Seller of a request from Buyer, any loan level information requested by Buyer with respect to mortgage loans (which are acceptable for delivery to any Agency at the time such loans were originated by or acquired by Seller) held on the books of Seller (whether or not such mortgage loans are “held for investment” by Seller);

(x)                                 Within eight (8) days after the end of each month, (i) a report of all sales, repurchase and other transactions with respect to the Purchased Loans, which schedule shall be acceptable to Buyer, (ii) a properly completed Loan Schedule with respect to each Purchased Loan, (iii) servicing reports for the prior month, including static pool analyses, liquidity (cash and availability) and identification of any modifications to any Purchased Loans, and (iv) servicing data feeds for the prior month detailing Loan level attributes;

(xi)                              Within five (5) days after any material amendment, modification or supplement to the Servicing Agreement a certified, fully executed copy of such amendment, modification or supplement;

(xii)                           Promptly upon reasonable request by Buyer, information regarding any Seller Party’s portfolio including information regarding asset allocation, leverage, liquidity, and such other information respecting the condition or operations (financial or otherwise), of such Seller Party;

(xiii)                        Promptly after receipt by Seller of a request from Buyer, Seller shall provide copies of its latest Quality Control Program reports and all responses made by the management of Seller to address any issues, risks, vulnerabilities or adverse findings contained in such Quality Control Program.

(xiv)                       Promptly upon the establishment of any rating of any Seller Party by any Rating Agency and any downgrade in or withdrawal of any such rating once established;

(xv)                          Within one (1) Business Day of any margin call (however defined or described in the applicable Indebtedness documents) or other similar request (including a claim under a guaranty) is made upon any Seller Party under any Indebtedness of any Seller Party in an aggregate amount in excess of $1,000,000, notice of such margin call or other request;

(xvi)                       As soon as reasonably possible, and in any event within fifteen (15) days after a Responsible Officer of any Seller Party knows or has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of such Seller Party setting forth details respecting such event or condition and the action, if any, that such Seller Party or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Seller Party or an ERISA Affiliate with respect to such event or condition):

(A)               any Reportable Event, or any request for a waiver under Section 412(c) of the Code for any Plan;

(B)               the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;

(C)               the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(D)               the complete or partial withdrawal from a Multiemployer Plan by a Seller Party or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Seller Party or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(E)                the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Seller Party or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(F)                 the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Seller Party or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

(b)                                 Litigation.  Each Seller Party will promptly, and in any event within three (3) days after service of process on any of the following, give to Buyer notice of all legal or arbitrable proceedings affecting such Seller Party or any of its Subsidiaries that (i) questions or challenges the validity or enforceability of any of the Program Documents, (ii) as to which there is a reasonable likelihood that an adverse determination would result in a Material Adverse Effect or (iii) seeks to prevent the consummation of any Transaction.

(c)                                  Existence, Etc.  Each Seller Party will:

(i)                      (A) preserve and maintain its legal existence and all of its material rights, privileges, franchises; (B) maintain all licenses, permits or other approvals necessary to conduct its business and to perform its obligations under the Program Documents;  (C) except as would not be reasonably likely to have a Material Adverse Effect or would have a material adverse effect on the Purchased Loans or Buyer’s interest therein, remain in good standing under the laws of each state in which it conducts business or any Mortgaged Property is located; and (D) not change its tax identification number, fiscal year or method of accounting without the consent of Buyer;

(ii)                   comply with the requirements of and conduct its business strictly in accordance with all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(iii)                keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv)               not move its chief executive office or chief operating office from the addresses referred to in Section 12(m) unless it shall have provided Buyer thirty (30) days prior written notice of such change;

(v)                  pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(vi)               permit representatives of Buyer, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer; and

(vii)            not directly or indirectly enter into any agreement that would be violated or breached by any Transaction or the performance by such Seller Party of any Program Document.

(d)                                 Prohibition of Fundamental Changes.   No Seller Party shall at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s prior consent; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to such Seller Party.

(e)                                  Margin Deficit. If at any time there exists a Margin Deficit, Seller shall cure the same in accordance with Section 6 hereof.

(f)                                   Notices. Seller shall give notice to Buyer promptly in writing of any of the following:

(i)                      promptly upon becoming aware of the occurrence of any Default, Event of Default or any event of default or default under any Program Document or other material agreement of such Seller Party;

(ii)                   upon, and in any event within three (3) Business Days after, service of process on a Seller Party or any of its Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting Seller or any of its Subsidiaries (i) that questions or challenges the validity or enforceability of any of the Program Documents, or (ii) in which the amount in controversy exceeds $1,000,000 and as to which an adverse determination would be reasonably likely to result in a Material Adverse Effect;

(iii)                upon becoming aware of any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(iv)               upon determining during the normal course of its business that the Mortgaged Property in respect of any Loan or Loans with an aggregate BPO Value of at least $1,000,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Market Value of such Loan;

(v)                  upon the entry of a judgment or decree against a Seller Party or any of its Subsidiaries in an amount in excess of $1,000,000;

(vi)               upon, and in any event within five (5) Business Days after, the involuntary termination, acceleration, maturity of or reduction in the amount available for borrowing under any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by a Seller Party and any third party to the extent that such agreement or facility, prior to the effectiveness of such termination, acceleration, maturity or reduction, provides for a minimum amount available for borrowing by such Seller Party equal to or greater than $10,000,000;

(vii)            upon Seller becoming aware of, and in any event within one (1) Business Day after the occurrence of any event such that, the aggregate amount of all repurchase and indemnity obligations of Seller to its third party investors (including any Agency) exceeds 30% of Seller’s Liquidity;

(viii)         any material change in the insurance coverage required of any Seller Party or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(ix)               any material dispute, licensing issue, litigation, audit, revocation, sanctions, penalties, investigation, proceeding or suspension between a Seller Party on the one hand, and any Governmental Authority or any other Person;

(x)                  any material change in accounting policies or financial reporting practices of a Seller Party or its Subsidiaries;

(xi)               any material change in the management of a Seller Party;

(xii)            notice of the revocation of any approvals of any Agency or HUD or changes to the approved mortgagee or approved servicer status with respect to the origination or servicing of mortgage loans by Seller or any subservicer;

(xiii)         notice of any amendments, modifications or waivers of any term or condition of or extension of the scheduled maturity date or modification of the interest rate of any item of the Purchased Loan or settlement or compromise of any claim in respect of any Purchased Loans that in the aggregate during any calendar month exceed 3% of the aggregate outstanding Purchase Price of all Purchased Loans; and

(xiv)        any non-routine inspection or investigation of Seller, Seller’s files or Seller’s  facilities by or at the request of, HUD or any Agency.

Each notice pursuant to this Section 13(f) shall be accompanied by a statement of a Responsible Officer of the related Seller Party, setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

(g)                                  Servicing.  Except as provided in Section 43, Seller shall not permit any Person other than the Servicer to service Loans without the prior written consent of Buyer.

(h)                                 OFAC.  At all times throughout the term of this Agreement, each Seller Party (a) shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and (b) shall not permit any Purchased Loans to be maintained, insured, traded, or used (directly or indirectly) in violation of any United States statutes, rules or regulations, in a Prohibited Jurisdiction or by a Prohibited Person.

(i)                                     Underwriting Guidelines.  Seller agrees to provide notice to Buyer within three (3) Business Days of  any material modifications to be made to the Underwriting Guidelines that will impact either Buyer or any Assets that will become Purchased Assets.  Seller agrees to deliver to Buyer copies of the Underwriting Guidelines in the event that any changes are made to the Underwriting Guidelines following the Effective Date.  No material changes to the Underwriting Guidelines shall be effective with respect to any Purchased Loan until Buyer has consented in writing to any such change.

(j)                                    Lines of Business. No Seller Party shall engage to any substantial extent in any line or lines of business activity other than the businesses generally carried on by it as of the Effective Date.

(k)                                 Transactions with Affiliates.  No Seller Party shall (1) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of such Seller Party’s business and (iii) upon fair and reasonable terms that such Seller Party has reasonably determined are no less favorable to such Seller Party than such Seller Party believes it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate or (2) make a payment that is not otherwise permitted by this Section (j) to any Affiliate.

(l)                                     Defense of Title.  Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever.

(m)          Preservation of Purchased Items. Seller shall do all things necessary to preserve the Purchased Items so that such Purchased Items remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Seller or relating to the Purchased Items and cause the Purchased Items to comply with all applicable laws, rules and regulations of any such Governmental Authority.  Seller will not allow any default to occur for which Seller is responsible under any Purchased Items or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Items or the Program Documents.

(n)           No Assignment.  No Seller Party shall (i) sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Loans (including any servicing rights or servicing advances with respect to any Purchased Loans) or any interest therein, or (ii) enter into any agreement or undertaking restricting the right or ability of Seller or Buyer to sell, assign or transfer any of the Loans (including the servicing rights appurtenant thereto), provided that this Section 13(m) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Loans in accordance with the Program Documents.  No Purchased Loans shall at any time be subject to any servicing advance facility or similar agreement or facility and the servicing advances made with respect to any Purchased Loans have not been sold, assigned, transferred, pledged or hypothecated to any party or otherwise encumbered in any way.

(o)           Limitation on Sale of Loans. Except in connection with the Program Documents or any securitization transaction, no Seller Party shall convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired.

(p)           Limitation on Distributions.  Without Buyer’s consent, no Seller Party shall make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock or senior or subordinate debt of a Seller Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of a Seller Party.

(q)           Financial Covenants.  (i)  Seller covenants and agrees with Buyer that during the term of this Agreement:  (A) Servicer’s Adjusted Tangible Net Worth shall at all times be greater than or equal to $25,000,000 (B) Servicer’s unrestricted cash shall at all times be greater than or equal to $6,375,000; (C) Servicer’s residential mortgage servicing portfolio shall at all times be in excess of $5,000,000,000 in un-amortized principal balance of loans; (D) the ratio of Servicer’s Total Indebtedness, to Adjusted Tangible Net Worth shall at all times be less than 10:1; and (E) Servicer’s consolidated Net Income shall be equal to or greater than $1.00 for each calendar quarter.

(ii)           Financial Covenants of Guarantor. In the event that Guarantor becomes an operating company or ceases to be a holding company, Seller agrees, at the sole option of Buyer, to enter into an amendment to this Agreement to require Guarantor to make financial representations, warranties and covenants to Buyer, the substance of which shall contain  financial tests substantially similar to the financial tests contained in Sections 12(p) and 13(q) herein.   Seller shall provide prompt notice to Buyer in the event that Guarantor acquires any new Subsidiary.

(r)            Takeout Commitments.  Upon Buyer’s request, Seller shall deliver to Buyer any and all information relating to Takeout Commitments that relate specifically to Purchased Loans that are then subject to a Transaction.

(s)            Power of Attorney.  Seller shall, from time to time at the request of Buyer, deliver to Buyer any powers of attorney or other documentation required by Buyer to ensure the enforceability under applicable law of any rights and/or powers granted to Buyer in Section 8 of this Agreement.

(t)            Restricted Payments.  No Seller Party shall make any Restricted Payments following the occurrence of a Default.

(u)           Servicing Transmission.  Seller shall provide to Buyer within five (5) Business Days of Buyer’s request: (i) the Servicing Transmission, on a loan-by-loan basis and in the aggregate, with respect to the Loans serviced by Seller which were funded prior to the first day of the current month, summarizing or identifying (A) delinquency and loss experience with respect to Loans serviced by Seller (including, in the case of the Loans, the following categories: current, 30-59, 60-89 and 90+), (B) any Mortgagor that is in bankruptcy, and (C) any amendments, modifications or waivers of any term or condition of or extension of the scheduled maturity date or modification of the interest rate of any item of the Purchased Loan or settlement or compromise of any claim in respect of any Purchased Loan; and (ii) any other information reasonably requested by Buyer with respect to the Purchased Loans.  Each monthly servicing report described above shall separately identify Purchased Loans subject to outstanding Transactions hereunder and the related Purchase Date therefor.

(v)           Takeout Payments.  With respect to each Purchased Loan and the portion of each Security related to Purchased Loans subject to a Transaction, in each case that is subject to a Takeout Commitment, Seller shall ensure that the related portion of the purchase price and all other payments under such Takeout Commitment to the extent related to Purchased Loans subject to a Transaction or such portion of each Security related to Purchased Loans subject to a Transaction shall be paid to Buyer (or its designee) in accordance with the Joint Account Control Agreement or the Joint Securities Account Control Agreement, as applicable.

(w)          Maintenance of Property; Insurance.  Each Seller Party shall keep all property useful and necessary in its business in good working order and condition.  Seller shall maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date and are customarily required by Fannie Mae and Freddie Mac (as disclosed to Buyer in writing) and shall not reduce such coverage without the written consent of Buyer, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

(x)           Further Identification of Purchased Items.  Seller will furnish to Buyer from time to time statements and schedules further identifying and describing the Purchased Items and such other reports in connection with the Purchased Items as Buyer may reasonably request, all in reasonable detail.

(y)           Loans Determined to be Defective.  Upon discovery by Seller of any breach of any representation or warranty listed on Schedule 1 hereto applicable to any Loan, Seller shall promptly give notice of such discovery to Buyer.

(z)           Trade Assignments.  With respect to any Purchased Loan or Security subject to a Takeout Commitment, upon request by Buyer, Seller shall deliver to Buyer as soon as possible but no more than one (1) Business Day following the date on which Seller enters into a Takeout Commitment for such Purchased Loan or Security, a duly executed Trade Assignment together with a copy of the Takeout Commitment.

(aa)         Reserved.

(bb)         Additional Committed Repurchase or Warehouse Facility.  Seller shall maintain throughout the term of this Agreement, with a nationally recognized and established counterparty (other than Buyer or Seller’s parent or any Affiliates of Seller), one or more committed loan repurchase or warehouse facilities for mortgage loans of a credit quality similar to the Loans to be purchased hereunder, originated or acquired by Seller, in an aggregate amount not less than $75,000,000, which facility or facilities shall accommodate “jumbo” mortgage loans in an amount not less than $7,000,000 shall have a term at least equal to that provided under this Agreement, and the terms and conditions comparable to those provided under this Agreement, including as to the financial condition of Seller. Notwithstanding the foregoing, in the event that any facilities of the type listed above that are in place as of the date hereof or at any time hereafter, are terminated or the amount available for borrowing thereunder is reduced such that the aggregate amount available for borrowing under such facility or facilities is less than $75,000,000, Seller shall not be deemed to be in breach of this Section 13(bb) as a result of such termination or reduction to the extent that (1) a term sheet for a replacement facility or facilities that meet the criteria set forth above is in place with another lender or lenders within sixty (60) days of such termination or reduction, and (2) such replacement facility or facilities is in place and available for borrowing by the Seller within one hundred twenty (120) days of such termination or reduction.

(cc)         Maintenance of Papers, Records and Files.

(i)             Seller shall acquire, and Seller shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Loan.  Seller will maintain all such Records not in the possession of Custodian or Buyer in good and complete condition in accordance with industry practices and preserve them against loss or destruction.

(ii)          Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Loans in accordance with industry custom and practice, including those maintained pursuant to subsection (i), and all such Records shall be in Custodian’s possession unless Buyer otherwise approves.  Seller shall deliver to Buyer or its designee updates of such Servicing Records at least monthly, and more frequently as requested by Buyer. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event Seller will obtain or cause to be obtained a receipt from Custodian for any such paper, record or file.

(iii)       For so long as Buyer has an interest in or lien on any Purchased Loan, Seller will hold or cause to be held all related Records in trust for Buyer.  Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iv)      Upon reasonable advance notice from Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of each Seller Party with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of each Seller Party with its independent certified public accountants.

(dd)         Maintenance of Licenses. Each Seller Party shall (i) maintain all licenses, permits or other approvals necessary for such Seller Party to conduct its business and to perform its obligations under the Program Documents, including, but not limited to, any FHA or VA licenses or approvals, (ii) remain in good standing under the laws of each state in which it conducts business or any Mortgaged Property is located, and (iii) shall conduct its business strictly in accordance with applicable law.

(ee)         Taxes, Etc.  Each Seller Party shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon such Seller Party or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.  Each Seller Party shall file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(ff)          Use of Custodian. Without the prior written consent of Buyer, Seller shall use no third party custodian as document custodian other than Custodian with respect to the Purchased Loans.

(gg)         Change of Fiscal Year.  No Seller Party will at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyer, change the date on which such Seller Party’s fiscal year begins.

(hh)         Delivery of Servicing Rights and Servicing Records.  With respect to the Servicing Rights appurtenant to each Purchased Loan, Buyer shall own, and Seller shall deliver, such Servicing Rights to Buyer on the related Purchase Date.  Seller shall deliver (or cause the related Subservicer to deliver) the Servicing Records (including any FHA or VA required records) and the physical and contractual servicing of each Purchased Loan, to Buyer or its designee upon the termination of Seller, Seller or Subservicer as the servicer or subservicer, respectively, pursuant to Section 43(d).  In addition, with respect to the Servicing Records for each Purchased Loan and the physical and contractual servicing of each Purchased Loan, the Seller shall deliver (or cause the related Subservicer to deliver) such Servicing Records and, to the extent applicable, the servicing to Buyer or its designee within thirty (30) days of the earlier of (i) the termination of Seller or Subservicer as the servicer or subservicer, respectively, of the Purchased Loans and (ii) the related Purchase Date for each such Purchased Loan (the “Servicing Delivery Requirement”).  Notwithstanding the foregoing, such Servicing Delivery Requirement will be deemed restated for each such Purchased Loan on each Repurchase Date on which such Purchased Loan is repurchased by Seller and becomes subject to a new Transaction (and the immediately preceding delivery requirement will be deemed to be rescinded), and a new thirty (30) day Servicing Delivery Requirement will be deemed to commence for such Purchased Loans as of such Repurchase Date in the absence of directions to the contrary from Buyer.  Further, the Servicing Delivery

Requirement will no longer apply to any Purchased Loan that is repurchased in full by the Seller in accordance with the provisions of this Agreement and is no longer subject to a Transaction.  Seller’s transfer of the Servicing Rights, Servicing Records and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(ii)           Collection Account.  Prior to the initial Purchase Date, Seller shall establish the Collection Account for the sole and exclusive benefit of Buyer.  Seller shall deposit all Income received with respect to the Purchased Loans to be deposited to the Collection Account, and to be held therein until distributed by the Buyer in accordance with Section 7.  No amounts deposited into such account shall be removed without Buyer’s prior written consent.  Seller shall follow the instructions of Buyer with respect to the Purchased Loans and deliver to Buyer any information with respect to the Purchased Loans reasonably requested by Buyer.  Seller shall deposit or credit to the Collection Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.

(jj)           MERS.  Seller is a member of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and shall comply with all rules and procedures of MERS in connection with the servicing of MERS Loans for as long as such Purchased Loans are registered with MERS.

(kk)         Seller Approvals.  (A) Seller shall at all times remain approved (i) by FHA as an FHA Title II non-supervised lender, (ii) by Ginnie Mae as an issuer of Ginnie Mae I and II single family mortgage-backed securities, (iii) by Fannie Mae as a servicer, (iv) by Freddie Mac as a servicer and (v) by VA as a VA Approved Lender, and (B)  Seller and each Subservicer (if any) servicing any Purchased Loans hereunder shall at all times have all consents, licenses and approvals necessary to service the Purchased Loans.

(ll)           Issuance of Security.  With respect to any Security, upon the request of Buyer, Seller shall execute and deliver to Buyer an Officer’s Compliance Certificate prior to the issuance of such Security.

(mm)      FHA/VA.  Seller shall make all advances and other payments and provide all such reports and notices as are required under the FHA Regulations or VA Regulations, as applicable, and otherwise take all actions necessary to maintain and keep in full force and effect, during the term of this Agreement, the FHA Insurance Contract or VA Guaranty Agreement, as applicable, including providing any notices required to be delivered to the FHA or the VA, as the case may be, by the Seller in connection with the servicing of the Loans pursuant hereto.

(nn)         Agency Approvals.  Should Seller, for any reason, cease to possess any applicable Agency approval, or should notification to the relevant Agency or to the Department of Housing and Urban Development, VA or FHA be required, Seller shall so notify Buyer immediately in writing.  Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of its applicable Agency approvals at all times during the term of this Agreement and each outstanding Transaction.

(oo)         Loan Purchase Agreements.   Seller shall either (i) maintain, and shall not be in default under, after the expiration of any applicable cure or exception period, at least one whole loan purchase agreement with at least one Agency, pursuant to which such Agency has agreed to purchase Eligible Loans from Seller or (ii) maintain, and shall not be in material default under, after the expiration of any applicable cure or exception period, at least one whole loan purchase agreement with at least one non-Agency third party purchaser, pursuant to which such third party purchaser has agreed to purchase Eligible Loans from Seller.  Seller shall ensure that each Loan sold to Buyer in a Transaction hereunder is eligible for sale to such Agency or non-Agency third party purchaser, as the case may be, pursuant to such purchase agreement.

(pp)         Maintenance of Financial Covenants.  To the extent that Seller is obligated under any other Indebtedness (whether now in effect or in effect at any time during the term of the Agreement) to comply with a financial covenant that is comparable to any of the financial covenants set forth in Section 13(p) and such comparable financial covenant is more restrictive to Seller or otherwise more favorable to the related lender or buyer thereunder than any financial covenant hereunder, such comparable financial covenant shall, with no further action required on the part of either Seller or Buyer, automatically become a part hereof and be incorporated herein, and Seller hereby covenants to maintain compliance with such comparable financial covenant at all times throughout the terms of this Agreement. In the event that such other Indebtedness is terminated or otherwise amended such that the comparable financial covenant is no longer more restrictive to Seller, Seller shall provide notice to Buyer of such termination or amendment, and within thirty (30) days of Buyer’s receipt of such notice, Buyer may in its sole reasonable discretion agree that the original terms of the related financial covenant in this Agreement is deemed to be reinstated by providing written notice to Seller of such reinstatement.

(qq)         Quality Control.  Seller shall maintain an internal quality control program that evaluates and monitors, on a regular basis, the overall quality of its servicing activities and that: ensures that the Mortgage Loans are serviced in accordance with Accepted Servicing Practices; guards against dishonest, fraudulent, or negligent acts; and guards against errors and omissions by officers, employees, or other authorized persons (the “Quality Control Program”).

(rr)           Reserved.

(ss)          Servicing Advances.  No Purchased Loans shall be subject to any servicing advance facility and no servicing advances with respect to any Purchased Loans shall be pledged, sold, financed or otherwise encumbered at any time such Purchased Loan is subject to a Transaction.

14.                               REPURCHASE DATE PAYMENTS

On each Repurchase Date, Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

15.                               REPURCHASE OF PURCHASED LOANS

Upon discovery by Seller of a breach of any of the representations and warranties set forth on Schedule 1 to this Agreement, Seller shall give prompt written notice thereof to Buyer.  It is understood and agreed that the representations and warranties set forth in Schedule 1 with respect to the Purchased Loans shall survive delivery of the respective Mortgage Files to Custodian and shall inure to the benefit of Buyer.  The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Loan shall not affect Buyer’s right to demand repurchase of such Purchased Loan as provided under this Agreement.  Seller shall, upon the earlier of Seller’s discovery or Seller receiving notice with respect to any Purchased Loan of (i) any breach of a representation or warranty contained in Schedule 1, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects.  If on the Business Day after the earlier of Seller’s discovery of such breach or delivery failure or Seller receiving notice thereof that such breach or delivery failure has not been remedied by Seller and such breach or delivery failure would cause Buyer to require the repurchase of such Purchased Loan, Seller shall promptly upon receipt of written instructions from Buyer repurchase such Purchased Loan at the Repurchase Price with respect to such Purchased Loan by wire transfer to the account designated by Buyer.  Income with respect to such Purchased Loans received by Buyer after payment of the Repurchase Price shall be remitted to Seller in accordance with Section 7.  In the event that it is discovered that the circumstances with respect to any Purchased Loan are not accurately reflected in any of the applicable representations and warranties made by Seller set forth in Schedule 1 to this Agreement, notwithstanding the actual knowledge or lack of knowledge of Seller, and notwithstanding that such representation and warranty is made “to the best of Seller’s knowledge,” then such representation and warranty shall be deemed to be breached.

16.                               RESERVED

17.          ACCELERATION OF REPURCHASE DATE

Buyer may, in its sole discretion, at any time, terminate any Transactions with respect to the Uncommitted Amount by providing written notice to Seller.  Within thirty (30) calendar days of receipt of such notice, Seller agrees to repurchase all such Purchased Loans at the Repurchase Price and to satisfy all of its Obligations with respect to such Purchased Loans.

18.                               EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder:

(a)           Seller fails to transfer the related Purchased Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price); or

(b)           Seller fails to repurchase the Purchased Loans on the applicable Repurchase Date, fails to perform its obligations under Section 6; or

(c)           Seller or Guarantor shall default in the payment of any other amount payable by it hereunder or under any other Program Document after notification by Buyer of such default, and such default shall have continued unremedied for three (3) Business Days; or

(d)           Any representation, warranty or certification made or deemed made herein or in any other Program Document by any Seller Party or any certificate furnished to Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 which shall be considered solely for the purpose of determining the Market Value of the Loans; unless (i) Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(e)           (i) A Seller Party shall fail to comply with the requirements of Section 13(c)(i)(A), Section 13(d), Section 13(f)(i), Section 13(m), Section 13(n), Section 13(o), Section 13(dd) or Section 13(kk)(B) hereof, and such default shall continue unremedied for a period of one (1) Business Day; (ii) a Seller Party shall fail to comply with the requirements of Section 13(p) or Section 13(q) hereof or Section 3 of the Pricing Side Letter, and such default shall continue unremedied for a period of two (2) Business Days; or (iii) Seller shall otherwise fail to observe or perform any other obligation, representation or covenant contained in this Agreement or any other Program Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or

(f)            Any final judgment or judgments or order or orders for the payment of money in excess of $1,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against any Seller Party by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and such Seller Party shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(g)           Any Seller Party shall admit in writing its inability to, or intention not to, perform any of its Obligations, or Buyer shall have determined in good faith that a Seller Party is unable to meet its commitments; or

(h)           A Seller Party files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for such Seller Party, or of all or any part of such Seller Party’s Property; or makes an assignment for the benefit of such Seller Party’s creditors; or

(i)            A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for any Seller Party, or of any of such Seller Party’s respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or a Seller Party generally fails to pay its debts as they become due; or a Seller Party is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against a Seller Party; or any of a Seller Party’s Property is sequestered by court or administrative order; or a petition is filed against such Seller Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect; or

(j)            Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller Party or any of its Affiliates, or shall have taken any action to displace the management of a Seller Party or any of its Affiliates or to curtail its authority in the conduct of the business of a Seller Party or any of its Affiliates, or takes any action in the nature of enforcement to remove, limit or restrict the approval of such Seller Party or any of their Affiliates as an issuer, buyer or seller/servicer of loans or securities backed thereby, and such action provided for in this subsection (j) shall not have been discontinued or stayed within thirty (30) days; or

(k)           (i) Any Program Document shall for whatever reason (including an event of default thereunder) be terminated (other than as agreed upon by Buyer and Seller), (ii) this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Loans or Purchased Items purported to be covered hereby or any of Seller’s material obligations (including the Obligations hereunder) shall cease to be in full force and effect, or the enforceability thereof shall be contested by any Seller Party; or

(l)            Any Material Adverse Effect shall have occurred as determined by Buyer in its reasonable discretion; or

(m)          (i) Seller shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 302 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) Seller or any ERISA Affiliate shall file an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan, (vii) any obligation for post-retirement medical costs (other than as required by COBRA or other applicable law, at the expense of the retiree) exists, or (viii) any other event or condition shall occur or exist with respect to a Plan and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, is likely to subject Seller or any of its Affiliates to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Seller or any of its Affiliates or could reasonably be expected to have a Material Adverse Effect; or

(n)           A Change of Control of any Seller Party shall have occurred without the prior consent of Buyer or a material change in the management of any Seller Party shall have occurred which has not been approved by Buyer; or

(o)           A Seller Party shall grant, or suffer to exist, any Lien on any Purchased Items except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items in favor of Buyer or shall be Liens in favor of any Person other than Buyer; or

(p)           Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of Seller or any Seller Party and such reasonable information and/or responses shall not have been provided within three (3) Business Days of such request; or

(q)           Any Seller Party or any Affiliate of a Seller Party shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between any Seller Party or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or

a Seller Party shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds with outstanding amount at least $1,000,000 entered into by such Seller Party, which default or failure entitles any party to cause acceleration or require prepayment of any indebtedness thereunder; or

(r)            Seller’s membership in MERS is terminated for cause or Seller voluntarily terminates its membership in MERS to the extent any Purchased Loans are MERS Loans; or

(s)            The aggregate amount of all outstanding repurchase and indemnity obligations (after giving effect to any applicable cure period) of Seller to its third party investors (including any Agency) exceeds 30% of Seller’s Liquidity; or

(t)            Seller fails to deposit any Income received by it into the Collection Account within one (1) Business Day of the date such deposit was due;

(u)           Seller shall default under any Servicing Agreement and such failure shall not have been waived by Buyer;

(v)           Seller receives a notice of denial from any Agency or any Agency terminates, revokes or suspends Seller’s approval to sell and service loans to such Agency (including but not limited to its approval to use DU or LP to underwrite mortgage loans);

(w)          Seller shall cease to be approved by or its approval shall be revoked, suspended, rescinded, halted, eliminated, withdrawn, annulled, repealed, voided or terminated by (i) Ginnie Mae as an approved issuer, (ii) HUD, pursuant to Sections 203 and 211 of the National Housing Act, (iii) FHA, as an FHA Approved Mortgagee or servicer, (iv) VA as a VA Approved Lender, (v) Fannie Mae as an approved seller/servicer or lender, or (vi) Freddie Mac as an approved seller/servicer or lender; or

(x)           Any Agency shall at any time cease to accept delivery of any loan or loans from Seller under any program or notifies Seller that any such Agency shall cease accepting loan deliveries from Seller; or

(y)           All or a portion of Seller’s or any Guarantor’s servicing portfolio consisting of Fannie Mae or Freddie Mac loans is seized or the servicing of all or a portion of such loans is otherwise transferred away from Seller or any Guarantor; or

(z)           If one or more of the events set forth in Section 11 of the Guaranty shall have occurred; or

(aa)         Seller fails to pay any portion of the Commitment Fee when due hereunder; or

(bb)         Seller’s or Subservicer’s FHA servicing eligibility is suspended, revoked or becomes subject to an investigation by the FHA; or

(cc)         Seller’s status as an FHA Approved Mortgagee is suspended, revoked or becomes subject to an investigation by the FHA; or

(dd)         (i) Seller’s status as an VA Approved Lender is suspended, revoked or becomes subject to an investigation by the VA;  or (ii) on or after the date, if any, in which Seller becomes a VA Approved Lender, Seller’s status as an VA Approved Lender is suspended, revoked or becomes subject to an investigation by the VA; or

(ee)    (1)  The 6-month rolling average rate of rejection (i.e. denial of insurance claim) by the FHA of insurance claims by Seller and/or any Subsidiary or Affiliate of Seller exceeds 5% (by number of loans or unpaid principal balance) of claims (“Rejected Insurance Trigger”) submitted by Seller and/or any Subsidiary or Affiliate of Seller and (2) Seller has failed to repurchase all Purchased Loans hereunder within five (5) days of Buyer’s request for such repurchase following the occurrence of any Rejected Insurance Trigger; or

(ff)     (1) The 6-month rolling average ratio of reimbursement by the FHA to claims submitted by Seller and/or any Subsidiary or Affiliate of Seller is less than 90% of the proceeds (“Reimbursement Trigger”) Seller and/or any Subsidiary or Affiliate of Seller is entitled to and (2) Seller has failed to repurchase all Purchased Loans hereunder within five (5) days of Buyer’s request for such repurchase following the occurrence of any Reimbursement Trigger; or

(gg)    (1) The 6-month rolling average rate of rejection by Fannie Mae or Freddie Mac of sales by Seller and/or any Subsidiary or Affiliate of Seller exceeds 5% (by number of loans or unpaid principal balance) of proposed sales (“Rejected Sales Trigger”) by Seller and/or any Subsidiary or Affiliate of Seller and (2) Seller has failed to repurchase all Purchased Loans hereunder within five (5) days of Buyer’s request for such repurchase following the occurrence of any Rejected Sales Trigger; or

(hh)   (1) The 6-month rolling average ratio of sales by Seller and/or any Subsidiary of Seller to Fannie Mae or Freddie Mac to proposed sales by Seller and/or any Subsidiary or Affiliate of Seller to Fannie Mae or Freddie Mac is less than 90% (“Sales Ratio Trigger”) and (2) Seller has failed to repurchase all Purchased Loans hereunder within five (5) days of Buyer’s request for such repurchase following the occurrence of any Sales Ratio Trigger; or

(ii)      (1) The “compare ratio” assigned to Seller by FHA under its “Neighborhood Watch” program is greater than 100% (“Compare Ratio Trigger”); provided, however, that Buyer may, by providing prior written notice to Seller in Buyer’s sole discretion, adopt a different threshold for such ratio or other statistic, and in such event, there shall be a Compare Ratio Trigger hereunder if the “compare ratio” or such other statistic assigned to Seller by FHA is less favorable than such threshold adopted by Buyer and (2) Seller has failed to repurchase all Purchased Loans hereunder within five (5) days of Buyer’s request for such repurchase following the occurrence of any Compare Ratio Trigger; or

(jj)     To the extent Seller has “delegated lender insurance authority” from HUD as of the date hereof, such authority shall be revoked or suspended at any time by HUD.

19.                               REMEDIES

Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(g), (h), (i) or (j) hereof), shall have the right to exercise any or all of the following rights and remedies:

(a)(i)       The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled).  Seller’s obligations hereunder to repurchase all Purchased Loans at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income then on deposit in the Collection Account and all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Buyer or its designee any and all original papers, Records and files relating to the Purchased Loans subject to such Transaction then in Seller’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Loans (including the Servicing Rights thereon) shall be deemed transferred to Buyer or its designee.

(ii)           Buyer shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem commercially reasonable any or all Purchased Loans and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the Market Value of the Purchased Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder, provided, however, with respect to Purchased Loans with a Market Value of zero, Buyer shall in its sole discretion either sell such Purchased Loans in accordance with clause (A) of this Section 19(a)(ii) or release such Purchased Loans to Seller.  Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence.  The proceeds of any disposition of Purchased Loans shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second, costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

(iii)          Buyer shall have the right to terminate this Agreement and declare all obligations of Seller to be immediately due and payable, by a notice in accordance with Section 21 hereof provided no such notice shall be required for an Event of Default pursuant to Section 18(g), (h), (i) or (j).

(iv)          The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid.  In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect the time and manner of liquidating any Purchased Loans and nothing contained herein shall obligate Buyer to liquidate any Purchased Loans on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer.  Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(v)           To the extent permitted by applicable law, Seller waives all claims, damages and demands Seller may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer.  If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least 2 days before such sale or other disposition.

(b)           Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller to which Seller pledges its full faith and credit. In addition to its rights hereunder, Buyer shall have the right to proceed against any of Seller’s assets which may be in the possession of Buyer, any of Buyer’s Affiliates or their respective designees (including Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement.  Buyer may set off cash, the proceeds of the liquidation of the Purchased Loans and Additional Purchased Loans, any other Purchased Items and their proceeds and all other sums or obligations owed by Buyer, or any of Buyer’s Affiliates, to Seller against all of Seller’s obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement among the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(c)           Buyer shall have the right to obtain physical possession of the Servicing Records and all other files of Seller relating to the Purchased Loans and all documents relating to the Purchased Loans which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request.

(d)           Buyer shall have the right to direct all Persons servicing the Purchased Loans to take such action with respect to the Purchased Loans as Buyer determines appropriate.

(e)           Buyer shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Loans and any other Purchased Items or any portion thereof, collect the payments due with respect to the Purchased Loans and any other Purchased Items or any portion thereof, and do anything that Buyer is authorized hereunder or by law to do.  Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

(f)            Buyer may, at its option, enter into one or more interest rate protection agreements covering all or a portion of the Purchased Loans, and Seller shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against Buyer relating to or arising out of such interest rate protection agreements for a period of thirty (30) days following the occurrence of an Event of Default; including without limitation any losses resulting from such interest rate protection agreements.

(g)           In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Loans and any other Purchased Items or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Seller shall cause all sums received by it with respect to the Purchased Loans to be deposited to the Collection Account.  Seller shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Post-Default Rate).

20.                               DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document.  Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21.                               NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy or Electronic Transmission) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given by Seller under Section 3(b) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted (i) by Electronic Transmission and followed by written notice via overnight courier or (ii) by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

22.                               USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.

23.                               INDEMNIFICATION AND EXPENSES

(a)           Seller agrees to hold Buyer, its Affiliates and each of their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct.  In any suit, proceeding or action brought by an Indemnified Party in connection with any Loan for any sum owing thereunder, or to enforce any provisions of any Loan, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller.  Seller also agrees to reimburse any Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.  Seller hereby acknowledges that the obligations of Seller under this Agreement are recourse obligations of Seller.

(b)           Seller agrees to pay as and when billed by Buyer all of the out-of pocket costs and expenses incurred by Buyer in connection with the development, preparation, negotiation, administration, enforcement and execution of, and any amendment, waiver, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith.  Seller agrees to pay as and when billed by Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to Buyer, and (ii) all the due diligence, inspection, testing and review (including but not limited to any asset level file review of any Loans and all on-going due diligence costs) and expenses incurred by Buyer with respect to Purchased Items under this Agreement, including, but not limited to, those costs and expenses incurred by Buyer pursuant to Sections 23, 39 and 44 hereof.  Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby.  THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c)           If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion and Seller shall remain liable for any such payments by Buyer.  No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.

(d) Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23 shall survive the termination of this Agreement, the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Loans by Buyer against full payment therefor.

24.                               WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Items as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.

25.                               REIMBURSEMENT

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation (unless and to the extent that Seller is the prevailing party in any dispute, claim or action relating thereto).  Seller agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Buyer and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.”

26.                               FURTHER ASSURANCES

Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

27.                               TERMINATION

This Agreement shall remain in effect until the Termination Date.  However, no such termination shall affect Seller’s outstanding obligations to Buyer at the time of such termination.  Seller’s obligations under Section 3(i), Section 5, Section 12, Section 13, Section 23 and Section 25 and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Documents shall survive the termination hereof.

28.                               SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

29.                               BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING

EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

30.                               AMENDMENTS

Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Seller, Servicer and Buyer and any provision of this Agreement may be waived by Buyer.

31.                               RESERVED.

32.                               SURVIVAL

Seller’s obligations under sections 3(i), 5, 12, 13, 23 and 25 hereof and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Document shall survive the repurchase of the Loans hereunder, the purchase of any Loans pursuant to a takeout commitment and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a purchase, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived, by reason of purchasing any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such purchase was made.

33.                               CAPTIONS

The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

34.                               COUNTERPARTS; ELECTRONIC SIGNATURES

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.  The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by e-mail and/or by facsimile.  The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.

35.                               SUBMISSION TO JURISDICTION; WAIVERS

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)          SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY OTHER PROGRAM DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)          CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)          AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)          AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

36.                               WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

37.                               ACKNOWLEDGEMENTS

Seller hereby acknowledges that:

(a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents to which it is a party;

(b)   Buyer has no fiduciary relationship to any Seller Party; and

(c)   no joint venture exists among or between Buyer and any Seller Party.

38.                               HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS

Buyer shall have free and unrestricted use of all Purchased Loans and Purchased Items and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Loans and Purchased Items or otherwise selling, pledging, repledging, transferring, assigning, hypothecating, rehypothecating or otherwise conveying the Purchased Loans and Purchased Items. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Loans or Purchased Items delivered to Buyer by Seller.

39.                               ASSIGNMENTS; PARTICIPATIONS

(a)   Seller may assign any of its rights or obligations hereunder only with the prior written consent of Buyer.  Buyer may assign or transfer to any bank or other financial institution that makes or invests in repurchase agreements or loans or any Affiliate of Buyer all or any of its rights and obligations under this Agreement and the other Program Documents.

(b)   Buyer may, in accordance with applicable law, at any time sell to one or more entities (“Participants”) participating interests in this Agreement, its agreement to purchase Loans, or any other interest of Buyer hereunder and under the other Program Documents.  In the event of any such sale by Buyer of participating interests to a Participant, Buyer’s obligations under this Agreement to Seller shall remain unchanged, Buyer shall remain solely responsible for the performance thereof and Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents. Seller agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Buyer under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with Buyer the proceeds thereof.  Buyer also agrees that each Participant shall be entitled to the benefits of Sections 3(h), 3(i) and 23 with respect to its participation in the Loans and Purchased Items outstanding from time to time; provided, that Buyer and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than Buyer would have been entitled to receive had no such transfer occurred.

(c)   Buyer may furnish any information concerning the Seller Parties or any of their Subsidiaries in the possession of Buyer from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying Seller in writing and securing signed confidentiality statements (a form of which is attached hereto as Exhibit H) and only for the sole purpose of evaluating assignments or participations and for no other purpose.

(d)   Seller agrees to cooperate with Buyer in connection with any such assignment and/or participation, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment and/or participation. Seller further agrees to furnish to any Participant identified by Buyer to Seller copies of all reports and certificates to be delivered by Seller to Buyer hereunder, as and when delivered to Buyer.

40.                               SINGLE AGREEMENT

Seller and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, Seller, Servicer and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

41.                               INTENT

Seller and Buyer intend that this Agreement and each Transaction is a “repurchase agreement,” as that term is defined in section 101(47)(A)(i) of the Bankruptcy Code, a “securities contract,” as that term is defined in section 741(7)(A)(i) of the Bankruptcy Code, and a “master netting agreement,” as that term is defined in section 101(38A)(A) of the Bankruptcy Code; and that the pledge of the Related Credit Enhancement in Section 8(a) hereof is intended to constitute “a security agreement or arrangement or other credit enhancement” that is “related to” this Agreement and Transactions hereunder within the meaning of sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

Seller and Buyer further intend that Buyer be entitled to, without limitation, the liquidation, termination, acceleration, setoff and non-avoidability rights afforded to parties such as Buyer to “repurchase agreements,” pursuant to sections 559, 362(b)(7) and 546(f) of the Bankruptcy Code; “securities contracts,” pursuant to sections 555, 362(b)(6) and 546(e) of the Bankruptcy Code; and “master netting agreements,” pursuant to sections 561, 362(b)(27) and 546(j) of the Bankruptcy Code.

42.                               CONFIDENTIALITY

The Program Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Buyer and shall be held by Seller in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to Seller’s Affiliates, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii)  when circumstances reasonably permit, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of disclosure by any party pursuant to the foregoing clauses (ii) and (iii), Seller shall take reasonable actions to provide Buyer with prior written notice; provided further that in the case of (iii), Seller shall not file any of the Program Documents other than the Agreement and the Guaranty with the SEC or state securities office unless Seller shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer.  Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

43.                               SERVICING

(a)   Seller and Servicer covenant to maintain or cause the servicing of the Purchased Loans to be maintained in conformity with Accepted Servicing Practices and pursuant to the related underlying Servicing Agreement. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) the termination thereof by Buyer pursuant to subsection (d) below, (ii) thirty (30) days after the last Purchase Date of such Purchased Loan, (iii) a Default or an Event of Default, (iv) the date on which all the Obligations have been paid in full, or (v) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity. Upon any such termination, Seller and Servicer, as applicable, shall comply with the requirements set forth in Section 13(hh) as to the delivery of the Servicing Records and the physical servicing of each Purchased Loan.

(b)   During any period Seller or Servicer is servicing any Purchased Loans, (i) Seller and Servicer agree that Buyer is the owner of the Servicing Rights and all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Loans (the “Servicing Records”), and (ii) Seller as Servicer grants Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of Seller, Servicer or any Subservicer to service in conformity with this Section 43 and any other obligation of Seller and/or Servicer to Buyer.  At all times during the term of this Agreement, Servicer covenants to hold such Servicing Records in trust for Buyer and to safeguard, or cause each Subservicer to safeguard, such Servicing Records and to deliver them, or cause any such Subservicer to deliver them to the extent permitted under the related Servicing Agreement promptly to Buyer or its designee (including Custodian) at Buyer’s request or otherwise as required by operation of Section 13(hh) hereof.  It is understood and agreed by the parties that prior to an Event of Default, Servicer may retain the servicing fees with respect to the Purchased Loans.

(c)   If any Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than Seller or Servicer (including any interim servicer) (a “Subservicer”), or if the servicing of any Purchased Loan is to be transferred to a Subservicer, Seller shall provide a copy of the related servicing agreement and an Instruction Letter executed by such Subservicer (collectively, the “Servicing Agreement”) to Buyer at least three (3) Business Days prior to such Purchase Date or transfer date, as applicable, which Servicing Agreement shall be in form and substance acceptable to Buyer.  In addition, Seller shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Loans.

(d)   In addition to the rights provided in Section 43(a), Buyer shall have the right, exercisable at any time in its sole discretion, upon written notice, to terminate Seller, Servicer or any Subservicers as servicer or subservicer, respectively, and any related Servicing Agreement.  With respect to any Servicing Rights, any such termination shall be effective as of the date that occurs thirty (30) days after the last Purchase Date. Upon the effectiveness of any such termination, Servicer shall transfer or shall cause Subservicer to transfer such servicing with respect to such Purchased Loans to Buyer or its designee, at no cost or expense to Buyer.  Seller and Servicer, as applicable, agree to cooperate with Buyer in connection with the transfer of servicing.

(e)   Buyer shall have the right in its sole discretion to appoint a third party to perform due diligence with respect to Servicer’s servicing facilities at any time.  Servicer shall cooperate with Buyer and/or its designees to provide access to Servicer’s servicing facilities including without limitation its books and records with respect to Servicer’s servicing portfolio and the Purchased Loans.  In addition to the foregoing, Servicer shall permit Buyer to inspect upon reasonable prior written notice at a mutually convenient time, Servicer’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Servicer has the ability to service the Loans as provided in this Agreement and in any Servicing Agreement.  In addition, with respect to any Subservicer which is not an Affiliate of Servicer, Servicer shall use its best efforts to enable Buyer to inspect the servicing facilities of such Subservicer and to cause such Subservicer to cooperate with Buyer and/or its designees in connection with any due diligence performed by Buyer and/or such designees in accordance with this Section 43(e).  Seller and Buyer further agree that all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with any due diligence or inspection performed pursuant to this Section 43(e) shall be paid by Buyer.

44.                               PERIODIC DUE DILIGENCE REVIEW

Seller and Servicer acknowledge that Buyer has the right to perform continuing due diligence reviews with respect to the Loans, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice to Seller or Servicer (provided that upon the occurrence of a Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Loans in the possession, or under the control, of Seller, Servicer and/or Custodian. Seller and Servicer also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall purchase Loans from Seller based solely upon the information provided by Seller to Buyer in the Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate the related Loan.  Buyer may underwrite such Loans itself or engage a third party underwriter to perform such underwriting.  Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Loans in the possession, or under the control, of  Seller.  In addition, Buyer has the right to perform continuing Due Diligence Reviews (including, without limitation, operational, legal, corporate and background due diligence) of Seller, Servicer and its Affiliates, directors, and their respective Subsidiaries and the officers, employees and significant shareholders thereof.  Seller and Buyer further agree that all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 44 shall be paid by Seller.

45.                               SET-OFF

In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller.  Buyer may set-off cash, the proceeds of the liquidation of any Purchased Items and all other sums or obligations owed by Buyer or its Affiliates to Seller against all of Seller’s obligations to Buyer or its Affiliates, whether under this Agreement or under any other agreement between the parties or between Seller and any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s or its Affiliate’s right to recover any deficiency.  Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

46.                               ENTIRE AGREEMENT

This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein.  No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PENNYMAC LOAN SERVICES, LLC, a Delaware limited liability company, as Seller and Servicer

By:	/s/ Brian Stack
Name:	Brian Stack
Title:	Vice President, Treasury

Address for Notices: 6101 Condor Drive Moorpark, California 93021 Attention: Chief Legal Officer Telephone No.: (818) 224-7442 Facsimile No.: (818) 224-7393

CITIBANK, N.A. as Buyer and Agent, as applicable

By:	/s/ Susan Mills
Name:	Susan Mills
Title:	Vice President
CitiBank, N.A.

Address for Notices: 390 Greenwich Street, 5th Floor New York, New York 10013 Attention: Bobbie Theivakumaran Telephone No.: (212) 723-6753 Fax No.: (646) 291-3799

[Signature Page to Citibank/PennyMac Master Repurchase Agreement]